      As filed with the Securities and Exchange Commission on July 12, 2001
                                                      Registration No. 333-35644

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                              OPTICON MEDICAL, INC.
                          (f/k/a Immune Response, Inc.)
             (Exact name of Registrant as specified in its charter)

             Delaware                            421450                       42-1426742
 (State or other jurisdiction        (Primary Standard Industrial         (I.R.S. Employer
 of incorporation or organization)   Classification Code Number)         Identification No.)



                            7001 Post Road, Suite 100
                               Dublin, Ohio 43106
                                 (614) 336-2000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------


                           William J. Post, President
                              Opticon Medical, Inc.
                            7001 Post Road, Suite 100
                               Dublin, Ohio 43016
                                 (614) 336-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------



                                   Copies to:
                              William J. Kelly, Jr.
                       Porter, Wright, Morris & Arthur LLP
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-2136
                           --------------------------


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PURSUANT TO RULE 414(d) OF THE SECURITIES ACT OF 1933, THE REGISTRANT HEREBY EXPRESSLY ADOPTS THE REGISTRATION STATEMENT NO. 333-35644 OF THE PREDECESSOR ISSUER, IMMUNE RESPONSE, INC. AS ITS OWN REGISTRATION STATEMENT FOR ALL PURPOSES OF THE SECURITIES ACT OF 1933 AND THE SECURITIES AND EXCHANGE ACT OF 1934.

THE REGISTRANT AGREES TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            PROSPECTUS-THIRD AMENDED




                              OPTICON MEDICAL, INC.
                                 7001 Post Road
                               Dublin, Ohio 43016
                                 (614) 336-2000


                        5,455,385 SHARES OF COMMON STOCK
                               ($.0001 par value)


This prospectus may be used only by the stockholders listed under the section entitled "selling stockholders" in this prospectus for their resale of up to 5,455,385 shares of our common stock. The 5,455,385 shares are shares of our common stock which these stockholders will receive upon conversion of preferred stock or exercise of warrants or shares received as payment of dividends on the preferred stock which they currently own. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is currently quoted and traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "OPMI." On July 10, 2001, the closing sale price of the common stock was $0.13 per share.


YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5 BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this prospectus is July 12, 2001.

                                TABLE OF CONTENTS


                                                                           PAGE

Prospectus Summary .............................................              3

Risk Factors....................................................              5

Forward Looking Statements May Prove to be Inaccurate...........             11

Use of Proceeds.................................................             11

Price Range of Common Stock.....................................             11

Dividend Policy.................................................             11

Determination of Offering Price.................................             11

Management's Discussion and Analysis............................             12

Business........................................................             13

Management......................................................             20

Principal Stockholders..........................................             24

Related Party Transactions......................................             25

Description of Capital Stock....................................             25

Selling Stockholders............................................             28

Plan of Distribution............................................             29

Legal Matters...................................................             31

Experts.........................................................             31

Changes in and Disagreements with Accountants on Accounting
  and Financial Information.....................................             31

Financial Statements............................................            F-1




                          ----------------------------


You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION IN THIS PROSPECTUS AND OUR FINANCIAL STATEMENTS. WHEN WE REFER IN THIS PROSPECTUS TO THE "COMPANY," "WE," "US," AND "OUR," WE MEAN OPTICON MEDICAL, INC., A DELAWARE CORPORATION, TOGETHER WITH OUR SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS, UNLESS OTHERWISE INDICATED. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO OPTICON MEDICAL, INC. SEE "FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE" ON PAGE 11.

                                  OUR BUSINESS

         Our predecessor, Immune Response, Inc. was incorporated on May 24, 1984, as Med-Mark Technologies, Inc. for the purpose of marketing medical products. We became Immune Response, Inc. on November 10, 1986. We established and operated the Clinical Testing and Research Division until May 1991, when we sold all of our assets to Infinity Laboratories, Inc. due to a lack of commercial viability. Until the merger described in the following paragraph, we had been inactive, seeking and evaluating alternative business opportunities.

         On February 25, 2000, as part of a merger among us, Opticon Medical, Inc., an Iowa corporation, and Opticon Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary, we acquired the business of Opticon Medical, Inc., a development stage enterprise formed to develop, manufacture, and market disposable devices to manage and control the symptoms of urinary incontinence in adults. In the merger, Opticon Medical, Inc. was merged into our wholly-owned subsidiary, which then changed its name from Opticon Acquisition, Inc. to Opticon Medical, Inc. On July 27, 2000, pursuant to shareholder approval, Immune Response merged into its wholly-owned subsidiary, Opticon Medical, Inc. As a result of the mergers, our sole business now consists of the research and development activities relating to the OPTION-vf(TM) series of disposable, silicone indwelling valved catheters designed to facilitate short-term urinary management. Subsequent developmental projects are planned to include devices for managing urinary incontinence, and other products for urology markets.

         We are a development stage company, and to date have had no sales and generated no revenues.

         We are located at 7001 Post Road, Dublin, Ohio 43016, telephone: (614) 336-2000.

                                  THE OFFERING

Common stock offered by the selling stockholders         5,455,385 shares   (1)

Common stock outstanding as of July 10, 2001             10,900,724 shares   (2)

Use of Proceeds                                          We will not receive any
                                                         proceeds from the sale
                                                         of the common stock.

Over the Counter Bulletin Board Symbol                   OPMI



(1)  Includes:

         - 4,615,385 shares which may be received by the selling stockholders upon conversion of their preferred stock assuming a market value of $1.00 per share at the time of conversion.

         - 540,000 shares which may be received as payment for dividends on the preferred stock assuming a market value of $1.00 per share at the time of conversion.

         - 300,000 shares which may be received upon exercise of warrants held by the selling stockholders.


(2)  Does not include:

         - 1,276,020 shares of common stock issuable upon exercise of warrants outstanding as of July 10, 2001.

         - 1,595,202 shares of common stock issuable upon exercise of stock options outstanding as of July 10, 2001.

                                  RISK FACTORS


         An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, as well as the other information contained in this prospectus, before purchasing our common stock.

WE NEED TO RAISE ADDITIONAL CAPITAL IN 2001 IN ORDER TO CONTINUE IN BUSINESS.

         We will likely incur substantial expenditures during 2001 to further the development and commercialization of the OPTION-vf(TM). We do not currently have adequate funds to accomplish our objectives and anticipate that we will need to raise additional capital by the end of the third quarter of 2001. We are unsure whether capital will be available to accomplish our objectives. If additional capital is raised through the issuance of equity securities, the percentage ownership of our then current stockholders may be reduced. In addition, we may issue equity securities that have rights, preferences or privileges senior to those of the holders of our common stock. Even if additional capital is available, it may not be on terms that are favorable to us or sufficient for our needs. If we are unsuccessful in obtaining capital by that time, we may be required to discontinue operations.

OUR FINANCIAL STATEMENTS CONTAIN A "GOING CONCERN" AUDIT OPINION.

         We have suffered recurring losses from operations and will require additional capital to continue in business. The report of our auditors on our 2000 financial statements contains a modification concerning our ability to continue as a going concern. This going concern opinion may make it harder for us to raise additional capital and may depress the value of our stock.

WE ARE A DEVELOPMENT STAGE ENTERPRISE AND MAY NEVER HAVE POSITIVE EARNINGS OR CASH FLOW.

         Our current business is limited to research and development and regulatory activities relating to the OPTION-vf(TM) and related products, from which we have yet to derive any revenues. Therefore, our business is subject to risks incident to any early stage business, including the absence of earnings. As of December 31, 2000, we had an accumulated deficit of $7,214,235. Until a successful commercial launch of the OPTION-vf(TM) (which is by no means assured) we will realize little, if any, revenue, and will be dependent upon the capital remaining from our last financing and the proceeds of follow-on rounds of capitalization to fund operations.

WE HAVE NEVER HAD ANY SALES OR REVENUES AND HAVE A HISTORY OF LOSSES. WE ALSO ANTICIPATE FUTURE LOSSES.

         We have been engaged primarily in the research, development and testing of the OPTION-vf(TM) and related products. We have not had any commercial sales or generated any revenues from the OPTION-vf(TM) or any other product to date and have experienced operating losses since our inception, including those for fiscal year 2000 totaling $2,848,819. We expect to incur substantial operating losses and the rate at which such losses are incurred is expected to increase relative to prior years as we prepare for the commercialization of the OPTION-vf(TM). Until a successful commercial launch of our first product, which is by no means assured, we will realize little, if any, revenue, and will be dependent upon the capital remaining from our last financing and the proceeds of follow-on rounds of capitalization to fund operations. There can be no assurance that we will ever generate revenues or achieve profitability.

WE FACE CERTAIN PRODUCT DEVELOPMENT RISKS AND THE UNCERTAINTY OF REGULATORY APPROVAL.

         The OPTION-vf(TM) device is new and, accordingly, its safety and efficacy has not yet been established. The production and marketing of our products, including the OPTION-vf(TM), and our ongoing research and development activities are subject to regulations by numerous government authorities in the United States and other countries. The manufacture and sale of the OPTION-vf(TM) and future products are subject to Food and Drug Administration review and approval, which can be an expensive, lengthy and uncertain process. We received 510(k) allowance to market the OPTICON(TM) Direct, a non-valved product, as a continuous drainage device in the United States, although we do not anticipate marketing the OPTICON(TM) Direct at least until after introducing the OPTION-vf(TM).

In February 1998, the FDA approved our petition to permit us to conduct human trials on acute patient populations requiring short-term urinary management and to seek market clearance for short-term use of what has since been positioned and trademarked as the OPTION-vf(TM) via a 510(k) submission rather than via the lengthier Premarket Approval (PMA) process. The FDA, however, continues to require the more extensive PMA process for qualifying transurethral devices for the long-term management of incontinence. Once chronic use trials begin, a PMA filing is expected within 24-30 months. The approval process for a PMA application entails longer and more complicated regulatory review, often taking 6 to 12 months or longer from the time of filing.

         Failure to complete or derive favorable results from clinical trials, or failure to obtain the necessary FDA allowances or approvals, or to complete clinical trials or obtain such allowances or approvals on a timely basis, would have a material adverse effect on our business, financial condition and results of operations. In addition, the FDA and various state agencies inspect medical device manufacturers (including contract manufactures, such as those we employ) from time to time to determine whether they are in compliance with applicable regulations, including ones concerning manufacturing, testing, quality control and product labeling practices. Noncompliance with applicable regulatory requirements (including noncompliance by our third-party contract manufacturers) can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device we manufacture or distribute.

OUR PRODUCTS FACE THE UNCERTAINTY OF MARKET ACCEPTANCE.

         The OPTION-vf(TM) represents a new approach to facilitating short-term urinary management, and there can be no assurance that it will gain any significant degree of market acceptance even if necessary regulatory clearances or approvals are obtained. We believe that recommendations by physicians may be significant for market acceptance of the OPTION-vf(TM), and there can be no assurance that we will obtain any such recommendations. In addition, there can be no assurance that urological patients or urinary incontinence sufferers in the United States and abroad will accept the products derived from the OPTICON(TM) technology. Further, the incontinence and urological device industry is highly competitive. In order to compete successfully against other products, we must maintain competitive pricing. Insufficient market acceptance of the OPTION-vf(TM) would have a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS IS COMPLETELY DEPENDENT UPON THE SUCCESS OF THE OPTION-vf(TM).

         Although we intend to develop a family of products for urology and incontinence care, we expect that substantially all of our revenues in the near-term will be derived from the OPTION-vf(TM). Failure to successfully commercialize the OPTION-vf(TM) would have a material adverse effect on our business, financial condition and results of operations.

WE DO NOT HAVE ANY MANUFACTURING CONTRACTS AND WILL BE DEPENDENT UPON THIRD PARTIES FOR MANUFACTURING.

         Initially, we expect to contract with third parties for all of our manufacturing and there can be no assurance that we will be able to enter into or maintain acceptable contracts with appropriate third parties. In addition, we have contracted with certain third parties for the creation of tooling, assembly, packaging and sterilization. As a result, we will be dependent on such third parties to produce our products efficiently and on a timely basis. Further, we will be dependent on such third parties' quality control procedures. Failure of such third parties to maintain adequate quality control or to manufacture products in sufficient quantities and on a timely and cost-effective basis could have a material adverse effect on our business, financial condition and results of operations. Any interruption in supplies would also have a material adverse effect on our business, financial condition and results of operations.

WE DO NOT HAVE ANY MARKETING AND SALES SUPPORT.

         We currently have no employees dedicated solely to marketing and sales. We expect to market our products initially through distribution alliances. In the future, we expect to market our products for the incontinence market in part through a direct sales force. There can be no assurance that we can build a distribution alliance or an effective sales force, attract and retain our own qualified marketing and sales group in the United States, or otherwise design and implement an effective marketing and sales strategy for the OPTION-vf(TM) or any future products we develop.

         We expect to market our products internationally principally through distributors or strategic alliances. There can be no assurance that we will be able to engage such distributors or strategic partners or that if retained, such distributors or partners will be able to successfully market and sell our products.

OUR PRODUCTS FACE SIGNIFICANT COMPETITION AND OUR COMPETITORS MAY DEVELOP MORE EFFECTIVE PRODUCTS.

         Our ability to compete in the urology market or urinary incontinence management field will depend primarily upon physician and consumer acceptance of the products derived from the OPTICON(TM) technology, consistency of product quality and delivery, price, technical capability and the training of health care professionals and consumers. Other factors within and outside our control will also affect our ability to compete, including our product development and innovation capabilities, our ability to obtain required regulatory clearances, our ability to protect the proprietary technology included in our products, our manufacturing and marketing capabilities, our third-party reimbursement status, and our ability to attract and retain skilled employees. Certain of our competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than we have. The development of new treatments that offer a permanent cure for urinary incontinence could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or commercially attractive than any products that we may offer, nor can there be any assurance that such competitors will not succeed in obtaining regulatory clearance, introducing or commercializing any such products before we do. Such developments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT OUR PATENTS OR PRODUCE OR MAINTAIN PROPRIETARY TECHNOLOGY.

         Our ability to compete effectively will depend, in part, on our ability to develop and maintain proprietary aspects of our technology. Although we have a number of patents relating to the shape of the balloon and to the design and function of the discharge valve, there can be no assurance that our patents will not be challenged, invalidated or circumvented in the future. Legal standards related to the enforceability, scope and validity of patents are in transition and are subject to uncertainty due to broad judicial discretion and evolving case law. Moreover, there can be no assurance that our competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use and sell our products either inside or outside the United States. The defense and prosecution of patent litigation or other legal or administrative proceedings related to patents is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from others or require us to cease making, using or selling any products. There also can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to us, if at all.

         We also rely on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to our unpatented proprietary technology. In addition, we cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. There can be no assurance that any confidentiality agreements between us and our employees, consultants or contractors will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information.

OUR PRODUCTS MAY NOT BE ELIGIBLE FOR THIRD-PARTY REIMBURSEMENT.

         In the United States and many foreign countries, third-party reimbursement is currently generally available for clinically indicated short-term urinary management and for surgical procedures for incontinence, but generally unavailable for patient-managed products such as diapers and pads. Although we believe that users of the OPTION-vf(TM) may ultimately be eligible for third-party reimbursement, there can be no assurance that such reimbursement will become available. The availability of third-party reimbursement for the Company's products in Europe will vary from country to country. If third-party reimbursement is unavailable in the relevant European country or in the United States, consumers will have to pay for the products themselves, resulting in greater relative out-of-pocket costs as compared to surgical procedures and other management options for which third-party reimbursement is available. Changes in the availability of third-party reimbursement for the Company's products, for the products of our competitors or for surgical procedures, may affect our pricing practices or the relative cost of our products to the consumer. We are not able to predict the effect that the availability or unavailability of third-party reimbursement for our products may have on our commercialization efforts in the U.S. or abroad, but such effect may be significant.

OUR PRODUCTS FACE INTERNATIONAL SALES AND OPERATIONS RISK.

         We intend to sell the OPTION-vf(TM) and any future products to customers outside the United States as well as domestically. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, market instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish product standards different from those in the United States, and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on our international business and our financial condition and results of operations. Additionally, our business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining export licenses. There can be no assurance that we will be able to successfully commercialize the OPTION-vf(TM) or any future product in any foreign market.

WE ARE DEPENDENT ON KEY PERSONNEL AND NEED ADDITIONAL PERSONNEL.

         We are currently dependent on the services of our officers and directors as well as our founder and other consultants. Our success is also dependent in large part upon our ability to attract and retain key management and operating personnel. Qualified individuals are in high demand and are often subject to competing offers. In the immediate future, we will need to add additional skilled personnel and to retain consultants in the areas of research and development, regulatory affairs, clinical affairs, marketing and manufacturing. There can be no assurance that we will be able to attract and retain the qualified personnel needed for our business. The loss of the services of one or more members of our research or management group or the inability to hire additional personnel as needed, would likely have a material adverse effect on our business, financial condition and prospects. In addition, we do not have in force key man life insurance policies on any of our key officers.

AS A MANUFACTURER AND MARKETER OF A MEDICAL DEVICE, WE COULD EXPERIENCE PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE ADEQUATE INSURANCE COVERAGE.

         We face an inherent business risk of exposure to product liability claims in the event that a consumer is adversely affected by our prospective products. Because the OPTION-vf(TM) is a foreign body in the urethra, for example, there is always a chance of urinary tract infection. The OPTION-vf(TM) is also subject to other potential risks that apply to all indwelling catheters and devices, including urethral complications (balloon inflation in the urethra, urethral stricture, damage to the urethra if catheter removal is attempted while balloon is inflated) and bladder complications (hematuria due to irritation or infection, polypoid cystitis associated with long-term use, bladder perforation). There can be no assurance that our existing $2 million umbrella insurance policy is adequate to protect us from any liability we might incur in connection with the clinical studies or sales of the OPTION-vf(TM). In addition, we may require increased product liability coverage as the OPTION-vf(TM) is commercialized. Such insurance is expensive, and there can be no assurance that such insurance in the future will be available on commercially reasonable terms, or at all, or that such insurance, even if obtained, would adequately cover any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business, financial condition and prospects.

YOU MAY HAVE DIFFICULTY BUYING AND SELLING OUR COMMON STOCK.

         Our common stock is currently traded in the over-the-counter market on the OTC Bulletin Board. There can be no assurance that our common stock will continue to be listed on the OTC Bulletin Board or that a market for our common stock will exist in the future should our stockholders wish to sell any of their shares. There is no assurance that, if a market exists in the future, that it will be an active, liquid or continuous trading market. The stock market has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth, and developmental companies. Such fluctuations and volatility have often been related or disproportionate to the operating performance of such companies. Factors such as announcements of the introduction of enhanced services or related products by us or by our competitors may have a significant impact on the market price of our common stock.

BECAUSE OUR COMMON STOCK IS A "PENNY STOCK," TRADING IN IT IS SUBJECT TO THE PENNY STOCK RULES WHICH COULD AFFECT YOUR ABILITY TO RESELL THE STOCK IN THE MARKET.

         Our common stock is currently trading at a price below $5.00 per share, subjecting trading in the stock to certain rules promulgated under the Securities Exchange Act of 1934 requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of our common stock and our stockholders' ability to sell them.

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON STOCK AND DO NOT ANTICIPATE DOING SO IN THE FORESEEABLE FUTURE.

         We have never paid or declared a dividend on our common stock and do not anticipate doing so in the foreseeable future. We have accumulated substantial losses since our inception and there can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flow. Any earnings generated from our operations will be used to finance our business and growth.

THE ISSUANCE OF COMMON STOCK TO OUR PREFERRED STOCKHOLDERS MAY CAUSE DOWNWARD PRICING PRESSURE AND WILL DILUTE OUR STOCKHOLDERS' PERCENTAGE OF OWNERSHIP.

         The shares of our Series A, 6% Convertible Preferred Stock are convertible into common stock at a 35% discount to the market price of the common stock at the time of conversion, which means that the potential dilution of our stockholders' ownership will increase as our stock price goes down, since the preferred stock is convertible at a floating rate that is a discount to the market price. If the holders of the preferred stock were to convert the preferred stock at the prevailing market price as of July 10, 2001, the conversion would result in the issuance of approximately 31,936,812 additional shares of common stock to the preferred stockholders. In addition, the sale of the common stock issued upon conversion of the preferred stock and exercise of warrants issued to the preferred stockholders will put downward pricing pressure on our common stock.

         We also expect to issue additional shares of our common stock to pay dividends on the preferred stock, further diluting our stockholders' ownership and putting additional downward pricing pressure on the common stock.

         We also have outstanding options and warrants to purchase common stock that were issued pursuant to the exchange of options and warrants held by Opticon Medical, Inc. stockholders before the February 2000 merger. Since the February 2000 merger, additional options have also been issued and are presently outstanding pursuant to our 2000 Stock Incentive Plan. If some or all of these options and warrants are exercised, our stockholders would experience a dilution in their percentage of ownership and their voting power.

         If we issue equity securities to raise funds, each stockholder's interest may be reduced. Further, such equity securities may have rights, preferences, or privileges senior to the common stock.

THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK MAY LIMIT OUR STOCKHOLDERS' ABILITY TO INFLUENCE MATTERS.

         Our directors, executive officers and principal stockholders (5% or greater) collectively beneficially own or have the right to acquire under currently exercisable options approximately 90.29% of our outstanding shares of common stock. As a result, these stockholders will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control.

VOLATILITY OF MEDICAL TECHNOLOGY COMPANIES' SECURITIES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

         Market prices of securities of medical technology companies, including the shares of our common stock, have experienced significant volatility from time to time. There may be volatility in the market price of our common stock due to factors that may not relate to our performance. Various factors and events, such as announcements by us or by our competitors concerning new product developments, governmental approvals, regulations or actions, developments or disputes relating to patent or proprietary rights and public concern over product liability may have a significant impact on the market price of our common stock.

              FORWARD LOOKING STATEMENTS MAY PROVE TO BE INACCURATE

         We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. When we use the words "believe," "expect," "anticipate" or similar expressions, we are making forward-looking statements. Because many factors can materially affect results, including those listed under "Risk Factors," you should not regard our inclusion of forward-looking information as a representation by us or any other person that our objectives or plans will be achieved. Our assumptions relating to budgeting, research, sales, results and market penetration and other management decisions are subjective in many respects and thus are susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of any of which may cause us to alter our capital expenditures or other budgets, which may in turn affect our business, financial position, results of operations and cash flows. Therefore, you should not place undue reliance on forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. Factors that might cause actual results to differ from those anticipated in the forward-looking statements include, but are not limited to, those described in "RISK FACTORS." We undertake no obligation to publicly update or revise any forward-looking statements.

                                 USE OF PROCEEDS

         The proceeds from the sale of the shares offered by this prospectus will be received directly by the selling stockholders. We will not receive any proceeds from the sale of the shares. We will, however, receive the exercise price for any warrants which are exercised by the selling stockholders. We will use any funds we receive for general working capital purposes.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been traded on the over-the-counter market since July 1988. Trading in the our common stock was reported by National Quotation Service's "Pink Sheets" until January 1992 when the common stock ceased being quoted. Effective July 1999, our common stock is admitted for quotation on the NASD OTC Bulletin Board under the symbol "IMUN." Effective July 27, 2000, as a result of the merger of Immune Response, Inc. with and into Opticon Medical, Inc, we began trading under the new symbol "OPMI" on the NASD OTC Bulletin Board. The following table sets forth, for the periods indicated, the high and low bid per share, as reported by Nasdaq Trading & Market Services.

                                                   HIGH                 LOW
                                                   ----                 ---
Third Quarter 1999 ............................  $  1.375            $  0.510
Fourth Quarter 1999 ...........................  $  0.750            $  0.3125
First Quarter 2000 ............................  $  7.375            $  0.390
Second Quarter 2000 ...........................  $  2.125            $  0.375
Third Quarter 2000 ............................  $  2.000            $  1.000
Fourth Quarter 2000 ...........................  $  1.000            $  0.187
First Quarter 2001 ............................  $  0.2812           $  0.125
Second Quarter 2001 ...........................  $  0.1562           $  0.07
Third Quarter 2001, through July 10, 2001 .....  $  0.15             $  0.11


         The bid price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

         On July 10, 2001, the last reported sale price of our common stock was $0.13 per share. On July 10, 2001, there were 694 holders of record of shares of our common stock. This figure excludes an indeterminate number of stockholders whose shares are held in "street" or "nominee" name.

                                 DIVIDEND POLICY

         We have not paid a dividend on our common stock and do not anticipate paying any dividends in the foreseeable future. We may never pay cash dividends or distributions on our common stock. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the Board of Directors decides is relevant.

                         DETERMINATION OF OFFERING PRICE

         The common stock offered by this prospectus may be offered by the selling stockholders from time to time in transactions reported on the NASD OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus. See "Plan of Distribution."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The year 2000 was a pivotal year in the continuing effort to bring the Company to the point of commercialization. Through July, the focus was primarily centered on corporate restructure through the course of two mergers and on satisfying the initial regulatory requirements presented by our publicly traded status and most recent financing. Concomitant with this activity was our continued endeavor to move down the path of product development and regulatory affairs.

         After fortifying our organization during the first half of the year with much needed internal resources in engineering, we successfully designed and integrated certain ergonomic enhancements to our first-generation product in an attempt to address several objectives for its optimization which we developed as a result of our pilot clinical trial experience. We validated the product design, as well as the pilot manufacturing and sterilization processes. At mid-year, we added staff in both regulatory and clinical affairs. As planned, we met with representatives of the U.S. Food and Drug Administration during the third quarter and satisfied several objectives. After presenting our pilot trial results, we obtained reaffirmation from the FDA that market clearance for the short-term urinary management application would be made available to us through the more favorable 510(k) process. We gained agreement on the research objectives for the multi-center clinical trials that would ultimately support our 510(k) submission. Finally, although taking several months longer than expected, we collaborated with the FDA and gained agreement as to the details of the clinical trial protocol. By late January 2001, we were clear to proceed to trial.

         As of the date of this Report, we have received formal study approvals from the Institutional Review Boards (IRB's) of three of our intended four investigative sites. Urologist Rodney A. Appell, M.D. will lead the investigation from Baylor College of Medicine in Houston, Texas. Other principal investigators include urogynecologists Mickey M. Karram, M.D., of Good Samaritan Hospital, Cincinnati, Ohio, and Barry K. Jarnagin, M.D., of Vanderbilt University Medical Center, Nashville, Tennessee. Patient enrollment is just getting underway and per the study design, a total of 100 patients will be randomly assigned either the Company's OPTION-vf(TM) valved urinary catheter or the study control Foley catheter. Assuming approval from the final IRB, and patient accrual in each site proceeds as forecast by the investigators, we estimate that the trial can be completed by mid-third quarter. If results from the clinical study prove satisfactory, we would expect to be able to submit to FDA for regulatory clearance within 45-60 days thereafter. FDA review of a 510(k) submission typically takes another 90-120 days.

         While clinical trials are underway, we will engage consultants to progress our efforts to complete the requirements for ISO compliance and for obtaining the European CE mark - the regulatory requirement for entering major foreign markets. Given the anticipated progress in each of these regulatory initiatives, and barring unsatisfactory trial results, we believe it is possible for us to realize a market entry with our first product, in one or both of the U.S. and European markets, within approximately 10-12 months time.

         In addition to the regulatory activity, the current operating plan calls for significant progress in Product Development, with the focus straddling three initiatives. First, manufacturing scale-up of the OPTION-vf(TM) is being planned in order to ensure that market level unit demands can be satisfied in accordance with the initial sales forecasts. In related activity and pertinent to capital spending, new scale level production tooling will be further specified and sourced, on a timeframe to serve both the required lead times and the management objectives for cash flow. Secondly, development of the first two follow-on products, the OPTION-vm(TM) (male configuration) and the OPTION-vs(TM) (suprapubic configuration) will continue with a view to preparing for a regulatory submission during the first half of 2002. (These planned submissions assume that we will be successful in obtaining the 510(k) clearance for the OPTION-vf(TM), and that the FDA will not require separate clinical trials on each of these subsequent products - a subject that we have not yet discussed with the FDA and of which we are therefore still uncertain.) Finally, our engineers will increasingly attend to the development goals we have established relative to our second-generation product as available time, priority and financial resources may permit. Finalizing the specifications and bringing this product development to fruition is critical to our ability to initiate clinical testing and to further pursue the emerging market for urinary incontinence.

         The Marketing and Business Development plan anticipates intensifying our pursuit of an appropriate marketing partner and aggressively preparing for market entry. Discussions with a number of established industrial participants have been in various stages of progression as we have approached the beginning of our pivotal clinical trials. We will accelerate these talks as results from trial become more available and would expect the details of a distribution alliance to gain definition as the imminence of our market introduction becomes evident. Further testing of our proposed price points are planned for later this year, as is updating our research into the third party reimbursement policies that are regulated by the Health Care Financing Administration. ___ Lastly, preparing for market entry will include methodical execution of plans pertinent to collateral production, programs for promoting clinician advocacy and awareness, facilitating sales training and participating at introductory trade show exhibitions, all of which will depend on incremental funding.

         To date, we have continued to work along singular dimensions and on a relatively few initiatives at any one time, due primarily to our limited capital resources. Spending was held below budget in 2000, as commitments to new staff and additional overhead was postponed wherever temporary reliance on independent contractors and other alternatives would not interfere with making our intended progress, although some costs from inefficiency and lost opportunity were experienced. As a result, our working capital will last a few months longer than last reported and, while possibly limiting our activity to less than the full extent of our operating plan, should fund us through the completion of our clinical trial. Therefore, we will need to succeed in raising additional capital by late in the second quarter of the year if we are to make progress on all fronts and remain on pace for our anticipated first market introduction within the next 12 months.

         Going forward, we have reached the point where our rate of progress is proportional to our ability to build our organization. While the plan for additional human resources is still quite modest, staff additions in R&D and engineering, quality assurance, regulatory affairs and marketing will prove essential to achieving our operating goals. By year end, we expect to move the number of full-time employees from 5 to 11, assuming all elements of our plan remain in effect, with continued part time resources dedicated to clinical affairs and accounting. We will of course, continue to rely on the contributions of outside professional service providers on legal and finance matters.

                                    BUSINESS

BACKGROUND

         Immune Response, Inc. was incorporated in the State of Colorado on May 24, 1984, as Med-Mark Technologies, Inc. for the purpose of marketing medical products. When we were unable to obtain suitable products, it ceased operations and remained inactive from July 1985 until November 10, 1986, when we changed our name to Immune Response, Inc. From November 1986 until May 1991, we were a biomedical firm engaged in three levels of activity - clinical testing, clinical research, and basic research.

         We operated the Clinical Testing and Research Division until May 1991, when the Board of Directors, following an analysis of the results of the Division's operations, determined that the operations were not commercially viable and that it was highly unlikely the Division would ever be profitable. Accordingly, on May 10, 1991, we entered into an Asset Purchase Agreement with Infinity Laboratories, Inc. pursuant to which we sold to Infinity all of our assets relating to our laboratory services. We suspended our biomedical activities following this transaction and were inactive except for evaluating alternative business opportunities.

         On January 8, 1996, we announced that we had executed an agreement to merge with Ocurest Laboratories, Inc. of Palm Beach Gardens, Florida. Concurrent with executing the merger agreement, we made a secured loan to Ocurest in the amount of $125,000. On February 23, 1996, we announced the mutual termination of our merger agreement. As part of the mutual termination agreement, Ocurest repaid the aforementioned loan with interest. In addition, Ocurest agreed to pay us a fee of $10,000, with interest, upon the successful completion of its planned initial public offering which fee was paid during the fourth quarter of 1996.

         On February 10, 1997, at an Annual Meeting of Stockholders, our stockholders approved a one-for-one hundred (1 for 100) reverse stock split whereby every one hundred shares of our $.0001 par value common stock were converted to one share of $.0001 par value common stock and approved a reduction in the number of authorized shares from 950,000,000 to 25,000,000 effective March 3, 1997. As a result, our issued shares were decreased from 312,470,000 to 3,124,700 and outstanding shares decreased from 294,970,000 to 2,949,700.

RECENT DEVELOPMENTS

         On December 9, 1999, we entered into an Agreement and Plan of Reorganization with Opticon Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary, and Opticon Medical, Inc., an Iowa corporation, ("Opticon Iowa"), providing for the merger of Opticon Iowa with and into Opticon Acquisition Corporation.

         The stockholders of Opticon Iowa approved and adopted the Agreement and Plan of Reorganization at a special meeting held on January 28, 2000. The merger became effective February 25, 2000 and as a result Opticon Acquisition Corporation changed its name to Opticon Medical, Inc.

         At the effective date of the merger, each outstanding share of common stock, no par value, Series A Preferred Stock, no par value, and Series B Preferred Stock, no par value, of Opticon Iowa, totaling 4,482,906 shares and held by approximately 88 shareholders, was converted into the right to receive
1.23 shares of Immune Response, Inc. common stock, $.0001 par value. A total of 5,513,974 Immune shares were issued in the merger. All shares issued in the merger were issued pursuant to exemptions from registration under the Securities Act of 1933. The merger consideration was determined based upon arms-length negotiations between us and Opticon Iowa.

         As a result of the merger, all outstanding options, warrants, or other purchase rights of Opticon Medical, Inc. were converted into the right to receive the number of shares of our common stock as would have been issued or delivered upon the exercise of such options, warrants and rights immediately prior to the effectiveness of the merger. At the effective date of the merger, there were outstanding an aggregate of 1,968,517 options and warrants, which by reason of the merger may be exercised for approximately 2,421,276 shares of our common stock.

         The transaction between us and Opticon Medical, Inc, was a business combination between an operating enterprise (Opticon Medical, Inc.) and a "shell company" (Immune Response, Inc.), in which we were the issuer of securities and the operating enterprise was determined to be the acquiring enterprise for financial reporting purposes. In this case, the business combination was being treated for financial reporting purposes as an issuance of securities by Opticon Medical, Inc. which has credited equity for the fair value of the tangible net assets of Immune Response (i.e., no goodwill or intangible assets were recognized in this transaction). Costs related to this transaction were charged directly to equity.

         The historical financial statements of Opticon Iowa have been presented as the historical financial statements of the combined enterprise and the assets and liabilities of Immune Response were accounted for as required by the purchase method of accounting without regard to which enterprise is the surviving enterprise. The results of the operations of Immune Response are included in the financial statements of the combined enterprise only from the date of acquisition. The equity of Opticon Iowa has been presented as the equity of the combined enterprise; however, the capital stock account of Opticon Iowa has been adjusted to reflect the par value of our outstanding stock after giving effect to the number of shares issued in the business combination. The difference between the capital stock account of Opticon Iowa, and our capital stock account has been recorded as an adjustment to additional paid-in capital of the combined enterprise. For periods prior to the business combination, the equity of the combined enterprise is the historical equity of Opticon Iowa, prior to the merger retroactively restated to reflect the number of shares received in the business combination. The accumulated deficit of Opticon Iowa, will be carried forward after the acquisition. Earnings (loss) per share for periods prior to the business combination have been restated to reflect the number of equivalent shares received by the shareholders of Opticon in the merger.

         Immediately following the merger, we entered into Securities Purchase Agreements with certain investors, whereby investors purchased $3 million in principal amount of 6% convertible debentures and warrants to purchase 300,000 shares of our common stock at a price of $6.60 per share. The debentures were convertible, either in whole or in part, into common shares, at any time at the option of the holder, and from time to time, at a conversion price per share of common stock equal to the lesser of: (a) $4.50 or (b) 65% of the market price of our common stock. Any principal amount of debentures outstanding on the third anniversary of the issuance were automatically convertible into common stock at the conversion price unless the common stock issuable on such conversion would exceed 19.99% of the common stock outstanding on the mandatory conversion date, in which case our shareholders would have to approve the issuance of the common stock in excess of the 19.99% threshold. In the event of no shareholder approval, any unconverted portion of the debentures were required to be redeemed for cash.

         The debentures were recorded at the amount of gross proceeds of $3 million, less the fair value of the warrants, which were valued at $775,000. The calculated conversion price at February 25, 2000, the first available conversion date, was $2.93 per share. In accordance with the FASB's Emerging Issues Task Force Issue 98-5, the difference between this conversion price and the market price of $4.50 per share was reflected as additional interest expense of $1,613,013 in the combined company's statement of operations for the quarter ended March 31, 2000.

         On March 17, 2000, the debentures were exchanged for 3,000 shares of Series A 6% Convertible Preferred Stock. The preferred stock has identical terms and conditions to the debentures, except that the holders of preferred stock are entitled to cumulative dividends rather than interest, payable quarterly in cash or common stock. At the time of conversion, the principal balance of the debentures was $2,246,528, and accrued interest was $9,250. On the conversion date, we also netted the deferred debt issuance costs of $440,159, previously recorded as an asset, with the carrying value of the preferred stock. The dividends were accrued at June 30, 2000, in the amount of $51,781.

         On July 27, 2000, Immune Response merged into its wholly-owned subsidiary, Opticon Medical, Inc., a Delaware corporation. The merger was approved at our Annual Meeting of Shareholders and became effective on July 27, 2000. As a result, our corporate structure was consolidated into a single entity domiciled in Delaware, and began trading under the new symbol "OPMI" on the OTC Bulletin Board. We continue our operations as a development stage enterprise formed to develop, manufacture, and market disposable devices for use in urology and for the management and control of the symptoms of urinary incontinence in adults. Our current focus is on the development activities and regulatory approval process relating to its initial product, the OPTICON(TM), a disposable, silicone indwelling valved catheter, to be first indicated for use in acute, short-term urinary management.

         At the effective date of the merger, each outstanding share of common stock of Immune Response was converted automatically into one share of our common stock, par value $0.0001 per share, and each outstanding share of Immune Response preferred stock was converted into one share of our Series A, 6% Convertible Preferred Stock , par value $0.0001 per share.

         All outstanding options, warrants and other rights to purchase Immune Response common stock were converted into options, warrants or rights to purchase the same number of shares of Opticon Medical common stock.

         We reached final agreement with the FDA to proceed to trial in late January 2001. We submitted applications to the Institutional Review Boards
(IRBs) of four investigative centers by mid-February. We have received approval to begin the study from three of the centers, while the fourth is still pending. Company representatives conducted the training of the investigative teams, and the initial three centers have been equipped to begin the study. Patient enrollment is expected to begin immediately.

OVERVIEW

         Opticon Medical, Inc. was originally formed in 1994 as a privately held Iowa corporation to develop, manufacture, and market an innovative, disposable device for use in the management and control of the symptoms of urinary incontinence in adults. Our founder, Fouad A. Salama, M.D., conceived, produced, and tested a series of devices which showed promise for treating individuals suffering from urinary incontinence, and his efforts ultimately resulted in a series of patents which formed the original basis of our business.

         As a result of a revision in FDA policy, which now requires the more lengthy Premarket Approval (PMA) process for chronic use applications of all transurethral devices, we changed our plans to proceed through the regulatory approval process via a 510(k) Premarket Notification submission in late 1996. When the early embodiments of the technology were shown to be equally promising for introducing innovation to the established markets for devices that serve acute needs for short-term urinary management, we amended our strategy to pursue the short-term, acute use markets first. In the fourth quarter of 1997, we petitioned the FDA to allow a 510(k) pathway to the acute use market and in early 1998, we won FDA agreement to trial the original product for use in short-term urinary management within the patient population that would normally be managed using a Foley catheter.

         The condition of the capital markets for early stage health care companies challenged our ability to fund developmental progress over the ensuing two years. While our infrastructure was held to a minimum during this very difficult time, we nonetheless enhanced our intellectual property portfolio with the patent issuance for the artificial sphincter and conducted a pilot clinical trial at the Cleveland Clinic through which Proof of Concept was established. In addition, we consolidated our Des Moines, Iowa and Minneapolis, Minnesota facilities and relocated our operations to our current facility in Dublin, Ohio.

         On February 25, 2000, the Company completed a reverse merger with a wholly-owned subsidiary of Immune Response, Inc. (Immune), an inactive Colorado corporation whose securities were publicly traded on the OTC Bulletin Board (OTCBB: IMUN). As a result of the merger, we became the wholly-owned subsidiary and sole operating interest of Immune. The merger was accounted for as a business combination between an operating enterprise (Opticon) and a "shell company" (Immune), in which Immune was the issuer of securities and the operating enterprise was determined to be the acquiring enterprise for financial reporting purposes.

         Immediately following the merger, we entered into Securities Purchase Agreements with certain investors, whereby they purchased $3 million in principal amount of 6% convertible debentures and warrants to purchase 300,000 shares of our common stock at a price of $6.60 per share. The debentures were convertible, either in whole or in part, into common shares, at any time at the option of the holder, and from time to time, at a conversion price per share of common stock equal to the lesser of $4.50, or 65% of the market price of our common stock.


         On March 17, 2000, the debentures were exchanged for 3,000 shares of Series A 6% Convertible Preferred Stock. The preferred stock has identical terms and conditions to the debentures, except that the holders of preferred stock are entitled to cumulative dividends rather than interest, payable quarterly in cash or common stock.

         On July 27, 2000, Immune Response, Inc. was merged with and into its wholly-owned subsidiary, Opticon Medical, Inc., a Delaware corporation. As a result, our corporate structure was consolidated into a single entity domiciled in Delaware, and our securities began trading under the new symbol "OPMI" on the OTC Bulletin Board.

         Since that time, our focus has again been centered on the commercialization phase of our business development. Final phase product development for the OPTION-vf(TM) proceeded through the summer of 2000. Meetings with the FDA which began in September 2000 reaffirmed that the regulatory pathway to the short-term urinary management market could be via the 510(k) Premarket Notification process, which allowed us to forecast our application for market clearance in a timeframe significantly less than would have been expected with the more rigorous PMA. Discussions with the FDA continued through the end of the year for the purpose of specifying the research protocol to be conducted in the pivotal clinical trial, the results of which will support the subsequent 510(k)
submission. Meanwhile, we produced and placed in inventory by year-end finished sterile goods, prepared for human use and sufficient to supply the impending clinical trials.

MARKET AND COMPETITIVE BUSINESS CONDITIONS

         We believe that our principal competition will come initially from existing products for urinary management; specifically, the array of Foley-type catheters, suprapubic and single-use straight catheters. The urological division of C.R. Bard is the market leader for current indwelling catheters and supply products, holding over 50% of the U.S. market through its branded and original equipment manufactured product lines. Other significant participants in this market include Kendall, Hollister, Rusch, Cook and Mentor. This market is considered mature, highly competitive and relatively price sensitive. We also believe that the market is poised to embrace innovation, where it can be introduced to benefit the patient or the clinical outcome, without conflicting with the economic objectives of managed care initiatives. We believe that the OPTION-vf(TM) can be positioned in terms of price broadly in parity with the Foley catheter system, and that it may qualify for third-party financial reimbursement under existing reimbursement codes which have been established by the Health Care Financing Administration.

         Urinary incontinence represents a compelling emerging market opportunity given the demographics of the incontinent population, its growth forecast, and the fact that the condition has been historically "closeted" and not discussed openly. Relatively recent awareness campaigns have begun to open the dialogue and it is likely that there will be significant impact on public knowledge and awareness over the next few years. The current market is predominantly associated with the wide use and consumption of adult diapers and absorbents. Procter & Gamble, Kimberly-Clark, PMP, Inc., and Johnson & Johnson lead the market for diapers and pads. A variety of other modalities exist or are in various stages of development, from behavioral modification tools, electro-stimulation and bladder re-training systems, to urethral plugs and patches. Certain surgical remedies are also available to select patients with specific etiologies. Bard also leads the U.S. market for bulking agents with their Contigen(TM) product, a collagen-based material that is injected into the peri-urethral tissues for incontinence caused by Intrinsic Sphincter Deficiency. Also, pharmaceutical products have been introduced and aggressively marketed, having been shown to have certain effectiveness for urge incontinence or so-called "overactive bladder."

         Considering the established market for indwelling catheters and other devices for traditional urinary management and the forecast of our proposed pricing and specified use of second-generation devices for the management of incontinence, we believe that we are well positioned to ultimately compete within available U.S. markets that, combined, are in excess of $1.2 billion annually. We estimate similarly sized opportunities in markets overseas.

GOVERNMENTAL REGULATIONS

         Government regulation in the United States and other countries is a significant factor in the development and marketing of our products and in our ongoing manufacturing and research and development activities. Our business is subject to regulation by numerous governmental authorities, primarily the United States Food and Drug Administration and corresponding foreign agencies, under a number of statutes including the Food, Drug and Cosmetic Act, as amended. Manufacturers of medical devices must comply with applicable provisions and associated government regulations governing the development, testing, manufacturing, labeling, marketing, and distribution of medical devices and the reporting of certain information regarding their safety. The FDC Act requires certain clearances from the FDA before medical devices, such as the OPTION-vf(TM), may be marketed.

         In August 1996, we received 510(k) allowance from the FDA to market the OPTICON(TM) Direct (non-valved) as a continuous drainage device. We expect to obtain FDA 510(k) allowance and to have the OPTION-vf(TM) (valved, female configuration) market-ready for acute use, and plan to enter the market for short-term urinary management for indications requiring use for 14 or fewer days. We will pursue market allowance for similar indications for the OPTION-vm(TM) (valved, male configuration) and OPTION-vs(TM) (valved, suprapubic configuration). Thereafter, we intend to have sufficiently developed the second-generation device so as to seek an Investigational Device Exemption to permit clinical trials regarding its long-term, chronic use for the management of urinary incontinence. Upon successful completion of trials, we will file a Premarket Approval application in an effort to obtain approval to market the device for chronic use in the United States. The process for a Premarket Approval application often takes in excess of 2 1/2 years, including the clinical trial process and subsequent consideration from the FDA. In addition, we intend to seek ISO certification and CE mark approval concomitant with our domestic regulatory efforts, which will facilitate the marketing of our products in Europe.

PATENTS AND TRADEMARKS

         Following the initial research and development of our core technology, an initial United States patent was issued in 1990 relating to the one-way disposable urinary control valve. Several subsequent patents and patent extensions have been issued, the most recent of which was in December 1997, and notice of allowance for claims relating to a new discharge valve was received in March 1998. Patents relating to this core technology have also been issued in Canada, Australia, Japan, North Korea, South Korea, and a number of countries throughout Europe, including those countries participating in the Patent Cooperation Treaty.

         Issued patent claims apply to the proprietary shape of the retention balloon and to the method for adjusting length and anchoring the device in place. The design and function of the discharge valve is also patented. Continuing development has resulted in additional patent applications, and in April 1999, a new patent was issued for a surgically implantable artificial sphincter. We originally acquired an exclusive and irrevocable license to the OPTICON(TM) technology from Dr. Salama. In 1997, we entered into an ongoing exclusive consulting agreement with Dr. Salama, wherein Dr. Salama assigned ownership of all existing patents, and will assign all future patents he develops in the fields of urology, urogynecology, and urinary incontinence care, directly to us.

         OPTICON(TM) , OPTION-vf(TM), OPTION-vm(TM), and OPTION-vs(TM) are trademarks of the Company.

EMPLOYEES

         As of July 10, 2001, we employed 5 full time employees and used the services of several external consultants. None of our employees is subject to a collective bargaining agreement, and we consider our relationships with our employees to be good.


PROPERTIES

         We lease approximately 4,100 square feet of space at 7001 Dublin Road, Suite 100, Dublin, Ohio 43016, at an annual net rent of $58,997, under a lease that expires on September 30, 2001.

LEGAL PROCEEDINGS

         We are not currently involved in any material pending legal proceedings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

                  NAME                                                     TITLE                               AGE
                  ----                                                     -----                               ---

                  William J.  Post                       President, Chief Executive Officer and Director       50

                  Walter L. Sembrowich, Ph.D.            Chairman of the Board and Director                    58

                  Ronald E. Eibensteiner                 Director                                              50

                  David Lundquist                        Director                                              58

                  Fouad A. Salama, M.D.                  Director                                              61

                  Glenn D. Brunner                       Vice President, Product Development                   35

                  David B. Bittner                       Treasurer and Chief Financial Officer                 34


         Mr. Post has served as our President, Chief Executive Officer and Director since joining us in March 1997. Mr. Post has 24 years of experience in the health care industry, with significant experience in new business development and turnarounds. Prior to joining us, Mr. Post had been employed from 1993 as Senior Vice President, Sales and Marketing of Medex, Inc., a medical device manufacturer in the fields of fluid and drug delivery and infusion systems. From 1988 to 1993, he served as Vice President, Sales and Marketing of Spectramed, Inc., a manufacturer and marketer of devices for hemodynamic monitoring and cardiovascular access, and, after Ohmeda/BOC Health Care acquired Spectramed, served as Vice President of Field Operations, where he had full profit and loss responsibility for a $100 million division. From 1987 to 1988, Mr. Post was Director of Worldwide Marketing and New Business Development for Instrumentation Laboratories, Inc., and from 1985 to 1987 he was Director of Marketing for Travenol-Genentech Diagnostics, a division of Baxter.

         Dr. Sembrowich has served as our Chairman of the Board and a Director since January 1996 and was our Acting Chief Executive Officer from October 1996 to March 1997. Dr. Sembrowich is Founder, Chairman and CEO of Birch Point Medical, Inc., a privately held development-stage company specializing in non-invasive transdermal drug delivery systems. He is also President and founder of Aviex, Inc., a provider of investment and development services to start-up and early stage medical companies. Dr. Sembrowich co-founded Diametrics Medical, Inc., a manufacturer and marketer of point-of-care blood chemistry testing systems, where he served as CEO from 1990 to 1993 and Director and Co-Chairman until 1996. He was also a founder of Arden Medical Systems, Inc., a manufacturer and marketer of clinical chemistry measurement products for physician offices, where he served as Director and Vice President of Scientific Affairs from 1983 to 1988. Johnson & Johnson acquired Arden Medical in 1987. Dr. Sembrowich is a current Director of St. Jude Medical, the world's leading supplier of mechanical heart valves. He has also been Director for Minnesota Project Innovation and has served as Chairman and review board member for the National Institutes of Health Small Business Innovative Research program.

         Mr. Eibensteiner has served as a Director since January 1996. Since 1983, Mr. Eibensteiner has been involved in the formation of several technology companies and in 1991, founded Wyncrest Capital, Inc. to focus exclusively on early-stage seed investment opportunities in the Minneapolis/St. Paul area. Prior to starting Wyncrest Capital, he was co-founder of Diametrics Medical and provided the seed capital for OnHealth Network Company (formerly IVI Publishing). From 1983 to 1987, Mr. Eibensteiner was co-founder of Arden Medical Systems and served as its Chief Financial Officer until its sale to Johnson & Johnson in 1987. Currently, Mr. Eibensteiner is a Director of IntraNet Solutions Inc., a provider of Web-based document management solutions for corporate intranets, and is Chairman of the Board of OneLink Communications, Inc., a company specializing in the transformation of raw telecommunications data into visual business intelligence.

         Mr. Lundquist has served as a Director since February 1995. Mr. Lundquist is the Managing Partner of Lundquist, Schiltz & Associates, an investment management firm. From 1991 to 1996, he was Vice Chairman of New Heritage Associates, a company in partnership with Meredith Corporation, engaged in the acquisition and operation of cable television systems. Until December 1990, Mr. Lundquist was Executive Vice President of Finance for Heritage Communications, Inc., one of the largest cable television operators in the country. From 1978 to 1980, he was Vice President of Finance for First Data and from 1975 to 1977 was Treasurer of Valmont Industries. Mr. Lundquist serves on the boards of QTech Systems, C.E. Software, MarketLink, Genesis Systems Group, Ltd., and Horizon Technologies. He is also Director and Vice Chairman of Da-Lite Screen Company.

         Dr. Salama is our founder and is the inventor of our core technology, and has served as a Director since our inception. From 1994 to 1996, he served as our President and CEO, and thereafter as Executive Vice President of Scientific and Medical Affairs. In November 1997, we entered into a consulting agreement with Dr. Salama, whereby we retained him to render his exclusive developmental services and design expertise in the areas of urology, urogynecology and continence care. From 1973 to 1993, Dr. Salama was Associate Professor of Medicine at the College of Osteopathic Medicine and Surgery in Des Moines, Iowa, and practiced internal medicine and cardiology in West Des Moines, Iowa. Currently, Dr. Salama is a private practitioner of internal medicine in Temecula, California.

         Mr. Brunner has served as our Vice President of Product Development since July 2000, after having joined the company in May 2000. From 1990 to 2000, Mr. Brunner held several research and development positions with Medex, Inc. and served as its Director of Global Technology through its acquisition by Furon Company and its subsequent reorganization within Saint-Gobain Performance Plastics. In that capacity, Mr. Brunner had worldwide responsibility for the development of all patient monitoring, fluid and drug delivery infusion systems, and cardiovascular products and was also responsible for the management of all intellectual properties. Prior to entering the medical device industry, Mr. Brunner held positions as Research Fellow in the Biomedical Engineering Center at The Ohio State University, and as Design Engineer for Telesis Controls Corporation, a developer of industrial marking and tracking systems.

         Mr. Bittner was appointed as our Treasurer and Chief Financial Officer in February 2000. Mr. Bittner is the founder of Growth Management Solutions, Inc. incorporated in 1994. GMS administers financial management functions for entrepreneurial businesses. Mr. Bittner has led GMS since its inception and has personally served in a financial advisory capacity to several GMS clients. Prior to this, Mr. Bittner worked at Price Waterhouse as a CPA managing audits of both Fortune 500 firms and mid-market companies, as well as working as a management consultant for the Center for Entrepreneurship, where he advised clients on matters including process reengineering and management systems design. In addition, Mr. Bittner worked for CID, an Indianapolis-based venture capital firm, serving as roving CFO for several of CID's portfolio companies.

         At the February 23, 2000 meeting of the Board of Directors, the Board authorized the formation of an Audit Committee and a Compensation Committee. Both the Audit Committee and Compensation Committee consists of Messrs. Sembrowich, Lundquist, and Eibensteiner. As of the date of this Report, there have been two meetings of the Audit Committee and one meeting of the Compensation Committee. Our Board of Directors met five times during the year ended December 31, 2000.

         Our Board of Directors consists of three classes of directors, with directors in each class serving three-year staggered terms until his or her successor has been elected at the appropriate annual meeting or until his or her prior death, resignation or removal. Each executive officer holds office until his or her successor has been appointed or until his or her prior death, resignation or removal. There are no family relationships among our directors and executive officers.

SUMMARY COMPENSATION TABLE

     The table below gives information regarding all annual, long-term and other compensation paid by us to our Chief Executive Officer, our only executive officer whose total annual salary and bonus exceeded $100,000 for services rendered during any of the years indicated below. The individual listed below in this table is referred to elsewhere in this prospectus as the "named executive officer."

                                                                                     LONG-TERM
                                                    ANNUAL COMPENSATION              COMPENSATION
                                                    -----------------------------    --------------
                                                                                     AWARDS
                                                                                     --------------  ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR      SALARY          BONUS            SECURITIES      COMPENSATION
                                                    ($)             ($)              UNDERLYING      ($)
                                                                                     OPTIONS
                                                                                     (#)
--------------------------------------    --------  --------------  ---------------  --------------  -------------
 William J. Post, President and
 Chief Executive Officer                  2000       $210,000       $10,000            75,000              -

                                          1999       $160,000       $60,000(1)              -              -

                                          1998       $160,000       $60,000(2)        150,000              -

     (1) $50,000 was deferred with interest at a rate of 10% per annum. The deferral was paid in March 2000.

     (2) $30,000 was deferred with interest at a rate of 10% per annum. The deferral was paid in March 2000.



OPTIONS GRANTED IN LATEST FISCAL YEAR

     The following table provides certain information regarding stock options granted during 2000 to named executive officer.


                                                                                     POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                                     FOR OPTION TERM (1)
                      --------------------------------------------------------     ----------------------------------------
                                   % OF TOTAL
                                     OPTIONS
                     OPTIONS       GRANTED TO
                     GRANTED      EMPLOYEES IN    EXERCISE PRICE    EXPIRATION
       NAME             (#)        FISCAL YEAR       ($/SHARE)         DATE         0% ($)       5% ($)     10% ($)
   -------------      -------      -----------     ------------      ---------     --------     -------     -------
  William J. Post      75,000          33%             $.31          11/29/10         $0        $14,622     $37,055

(1) The amounts under the columns labeled "5%($)" and "(10%($)" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. Such amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's common stock. The column headed "0%($)" is included to illustrate that the options were granted at fair market value and option holders will not recognize any gain without an increase in the stock price, which increase benefits all shareholders commensurately.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth the number and value of stock options held by the named executive officer at December 31, 1999.


                                                        NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS AT FISCAL    IN-THE-MONEY OPTIONS AT FISCAL
                                                        YEAR-END(#)                      YEAR-END($)(1)
                                                        ------------------------------   -------------------------------

                            SHARES
                            ACQUIRED      VALUE
                            ON            REALIZED      EXERCISABLE     UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
NAME                        EXERCISE      ($)
                             (#)
--------------------------  -----------   ------------  --------------  --------------  --------------   --------------

William J. Post                 0             $0           567,000            0              $0               $0


(1) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at year end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

EMPLOYMENT AGREEMENTS

     In March 1997, we entered into an employment agreement with Mr. Post, which provides, among other things, for a salary of $160,000, payment of bonus compensation upon achievement of certain milestones, grant of an option to purchase 250,000 shares of our common stock, indemnification for certain breaches of his fiduciary duty as a director, continuation of his then current base salary for a period of 12 months (or such lesser period until he finds other full-time employment) if we terminate his employment without "cause" (as such term is defined in such agreement), and a covenant not to compete and not to solicit our employees during the term of his employment and for two years following the termination of his employment for any reason. Such employment agreement has an initial term of two years and is automatically extended for successive one year periods unless either party objects to such extension at least 30 days prior to the end of the initial term or any extension term. In light of our limited financial resources, we amended such employment agreement in February 1998 to defer Mr. Post's unpaid bonuses earned in 1997 and 1998, which deferred amount accrued interest at a rate of 10%. The deferrals continued in 1999. In March 2000, we paid the deferrals with interest. Effective March 2000, the Compensation Committee amended the terms of Mr. Post's employment agreement by increasing his salary to $220,000 per year and terminating any bonus compensation.

     In November 1997, we entered into a four-year consulting agreement with Dr. Salama, pursuant to which Dr. Salama agreed to render his exclusive developmental services and design expertise in the areas of urology, urogynecology and incontinence care. In return for his services, Dr. Salama received $110,000 per year for the first two years of the agreement and $75,000 per year for the remaining two years as well as reasonable and necessary out-of-pocket expenses. The consulting agreement also provides that Dr. Salama will assign directly to us all future patents developed during the consulting period or within one year thereafter and relating to our business. In connection with the consulting agreement, we also entered into an agreement with Dr. Salama, providing, among other things, for (i) assignment to us of all of Dr. Salama's existing patents relating to our business, (ii) continuation and extension of certain benefits and stock options, (iii) mutual release of claims, and (iv) a two-year noncompetition agreement.

     Directors who are not employees receive no cash compensation for their services, but receive stock options as compensation for their services. For Board service during 2000, we granted options to purchase 10,000 shares of our common stock (exercisable at the fair market value on the date of grant) to Messrs. Sembrowich, Eibensteiner,

Lundquist, and Salama. In addition, we reimburse Directors for out-of-pocket expenses for attending Board meetings.

                             PRINCIPAL STOCKHOLDERS

     The following table provides information regarding the beneficial ownership of our common stock as of July 10, 2001 by:

     - each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

     - each director;

     - the named executive officer; and

     - all directors and executive officers as a group.

     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares of our common stock subject to options that are either currently exercisable or exercisable within 60 days of July 10, 2001, are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


                                                                              SHARES BENEFICIALLY OWNED
                                                                 ---------------------------------------------------
NAME OF BENEFICIAL OWNER                                                  NUMBER                     PERCENT
-------------------------------------------------------------    -------------------------  ------------------------
Ronald E. Eibensteiner(1)                                                    1,318,090                       11.70%
David J. Lundquist(2)                                                          502,430                        4.50%
William J. Post(3)                                                             724,680                        6.32%
Fouad A. Salama, M.D.(4)                                                     1,170,739                       10.52%
Walter L. Sembrowich, Ph.D.(5)                                                 396,848                        3.56%
David B. Bittner (6)                                                            11,775                        0.11%
Glenn D. Brunner (7)                                                            39,500                        0.36%
The Shaar Fund, Ltd.(8)                                                     16,952,508                       63.80%
Augustine Fund, L.P(9)                                                      13,299,779                       57.60%
Zakeni, Ltd.(10)                                                             3,127,469                       22.65%
Levana Fund (11)                                                             1,418,957                       11.56%
Iowa Seed Capital Corporation(12)                                              519,372                        4.75%
Wayne Mills(13)                                                                595,647                        5.42%
Henry Fong(14)                                                                 516,744                        4.72%

All directors and executive officers as a group
(7 persons)(15)                                                              4,164,062                       33.00%


-------------------------
(1) Includes 280,600 shares which may be purchased under stock options and warrants exercisable within 60 days of July 10, 2001 held by Mr. Eibensteiner, and 975,990 shares (including 88,245 warrants exercisable within 60 days of July 10, 2001) held by Wyncrest Capital, Inc., of which Mr. Eibensteiner claims beneficial ownership.

(2) Includes 259,290 shares which may be purchased under stock options and warrants exercisable within 60 days of July 10, 2001.

(3) Includes 567,000 shares which may be purchased under stock options exercisable within 60 days of July 10, 2001.

(4) Includes 225,982 shares which may be purchased under stock options and warrants exercisable within 60 days of July 10, 2001.

(5) Includes 246,474 shares which may be purchased under stock options and warrants exercisable within 60 days of July 10, 2001.

(6) Includes 11,000 shares which may be purchased under stock options exercisable within 60 days of July 10, 2001.

(7) Includes 37,500 shares which may be purchased under stock options exercisable within 60 days of July 10, 2001.

(8) Includes 15,671,978 shares which may be acquired upon conversion of preferred stock and purchased under warrants exercisable within 60 days of July 10, 2001.

(9) Includes 12,187,912 shares which may be acquired upon conversion of preferred stock and purchased under warrants exercisable within 60 days of July 10, 2001.

(10) Includes 2,909,615 shares which may be acquired upon conversion of preferred stock and purchased under warrants exercisable within 60 days of July 10, 2001.

(11) Includes 1,383,626 shares which may be acquired upon conversion of preferred stock and purchased under warrants exercisable within 60 days of July 10, 2001.

(12) Includes 44,436 shares which may be purchased under warrants exercisable within 60 days of July 10, 2001.

(13) Includes 98,400 shares which may be purchased under warrants exercisable within 60 days of July 10, 2001.

(14) Includes 49,200 shares which may be purchased under warrants exercisable within 60 days of July 10, 2001.

(15) Includes 1,716,191 shares which may be purchased under stock options and warrants exercisable within 60 days of July 10, 2001.


                           RELATED PARTY TRANSACTIONS

     None.

                          DESCRIPTION OF CAPITAL STOCK

     The following brief description of certain provisions of our Conformed Certificate of Incorporation and Amended and Restated Bylaws does not purport to be complete and is subject in all respects to the provisions of the Certificate and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

     Our authorized capital stock consists of 25,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, $0.0001 par value. There are currently outstanding 10,900,724 shares of common stock, and 2,325 shares of preferred stock. All outstanding shares of common stock are fully paid and non-assessable.

COMMON STOCK

     Holders of validly issued and outstanding shares of common stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or our Certificate or Bylaws. Our Certificate does not provide stockholders the right to cumulate their votes in the election of directors. As a result, holders of more than 50% of the outstanding shares can elect all of our directors. Stockholders have no preemptive or other rights to subscribe for additional shares nor any other rights to convert their common stock into any other securities.

     Subject to the preferences that may be applicable to the holders of any outstanding shares of preferred stock, holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. The payment by us of dividends, if any, rests within the discretion of our Board of Directors and will depend upon our operating results, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of common stock at that time outstanding, subject to prior distribution rights of our creditors and preferential rights of any outstanding shares of preferred stock.

PREFERRED STOCK

     Our Certificate authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock in one or more series and to establish such relative dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of our stockholders. The issuance of preferred stock by the Board of Directors could be used, under certain circumstances, as a method of delaying or preventing a change in control and could permit the Board of Directors, without any action by holders of common stock, to issue preferred stock which could have a detrimental effect on the rights of holders of common stock, including loss of voting control. In certain circumstances, this could have the effect of decreasing the market price of the common stock.

     The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, our future capital needs, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock.

SERIES A, 6% CONVERTIBLE PREFERRED STOCK

     On February 24, 2000, the directors authorized the designation of 3,000 shares of preferred stock as the "Series A, 6% Convertible Preferred Stock". These shares were issued pursuant to an Exchange Agreement between us and the selling stockholders whereby the selling stockholders received an equal number of preferred stock for their interests in the debentures. See "SELLING STOCKHOLDERS."

     Each share of preferred stock has a stated value of $1,000 and is entitled to receive dividends at a rate of six (6%) percent per annum of the stated value per share thereof. Dividends are cumulative from the date of issue, whether or not declared for any reason and whether or not there are funds legally available for the payment thereof. Each dividend is payable at our option, in common stock or cash on a pro rata basis, in equal quarterly amounts on each March 31, June 30, September 30 and December 31 of each year the Series A Preferred Stock is outstanding, beginning on June 30, 2000.

     Except as otherwise provided by the Delaware General Corporation Law, the holders of the preferred stock have no voting rights.

     The shares of preferred stock are convertible at any time into shares of common stock, at a price equal to the lesser of: (a) $4.50 and (b) 65% of the average of the closing bid prices of the common stock as reported by the OTC/BB for the five (5) consecutive trading days immediately prior to conversion, subject to adjustment for certain events. We will mandatorily convert the preferred shares into common stock on February 25, 2003.

WARRANTS

     We issued to the selling stockholders warrants to purchase 300,000 shares of our common stock. They are exercisable by the selling stockholders at any time until February 28, 2005, at a purchase price equal to $6.60 per share.

     The warrants issued to the selling stockholders contain provisions that protect the holder against dilution by adjustment of the exercise price and number of shares to be received upon exercise. Adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. We are not required to issue fractional shares upon the exercise of the warrants. The holder of the warrants will not possess any rights as a stockholder until the holder exercises the warrants.

     The warrants may be exercised upon surrender on or before the expiration date of the warrants at our offices, with an exercise form completed and executed as indicated, accompanied by payment of the exercise price for the number of shares for which the warrant is being exercised. The exercise price is payable by check or bank draft payable to our order or by wire transfer.

     For the life of the warrants, the holder has the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock issuable upon the exercise of the warrant. The warrant holder should be expected to exercise the warrant at a time when we would likely be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrant. Furthermore, the term on which we could obtain additional capital during the life of the warrant may be adversely affected.

TRANSFER AGENT

     The Transfer Agent and registrar for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

CERTAIN PROVISIONS OF OUR ARTICLES AND BYLAWS

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our Bylaws provide that any action that may be taken at a meeting of our stockholders may be taken without a meeting if such action is authorized by the unanimous written consent of all stockholders entitled to vote at a meeting for such purposes. Since we have numerous stockholders, it is not likely that action by unanimous written consent of the stockholders is feasible.

SPECIAL MEETINGS

     Our Bylaws provide that special meetings of our stockholders may be called by the Board, by our President or by one or more written demands for the meeting, stating the purposes for which it is to be held, signed and dated by the holders of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting. This provisions may make it difficult for stockholders to take action opposed by the Board.

AMENDMENTS TO OUR BYLAWS

     Our Bylaws provide that they may be amended or repealed by the stockholders or, except to the extent limited by Delaware law, by the Board of Directors.

INDEMNIFICATION

     Our directors and officers are entitled to statutory rights to be indemnified by us against litigation-related liabilities and expenses if the director or officer is either successful in the defense of litigation or is otherwise not to have engaged in willful misconduct, knowingly violated the law, failed to deal fairly with us or our stockholders or derived an improper personal benefit in the performance of his duties to us. These rights are incorporated in our Certificate and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in connection with any securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                              SELLING STOCKHOLDERS

     The 5,455,385 shares of our common stock described in this prospectus includes 4,615,385 shares which may be issued to the selling stockholders upon exchange of their preferred stock, 540,000 shares which may be issued as payment for dividends on the preferred stock, plus 300,000 shares which may be issued upon exercise of their warrants. Except for the ownership of the preferred stock and the warrants (and any shares upon conversion or exercise thereof), the selling stockholders have not had a material relationship within the past three years with us. The shares of common stock are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "PLAN OF DISTRIBUTION."

     The warrants were issued by us in February 2000, and are exercisable at a price equal to $6.60 per share. Pursuant to an Exchange Agreement between us and the selling stockholders, the preferred stock was issued in exchange for certain debentures issued by us in February 2000. The preferred stock and any dividends accrued thereon may be converted into common stock at any time. The preferred stock is entitled to cumulative annual dividends at the rate of 6% of stated value payable in common stock at the time of each conversion, and is convertible into shares of our common stock based on the conversion price at the time of conversion. The conversion price is an amount equal to the lesser of (a) $4.50 and (b) 65% of the average of the closing bid prices of the common stock for the five business days prior to conversion. The conversion price is subject to equitable adjustment upon the occurrence of certain events, such as stock splits, stock dividends, reclassifications or combinations.

     A selling stockholder is prohibited from converting any portion of the preferred stock which would result in the selling stockholder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 under the Exchange Act, of 4.99% or more of the then issued and outstanding common stock.

     As required by the Exchange Agreement and related Registration Rights Agreement, in recognition of the fact that selling stockholders may wish to be legally permitted to sell any shares of common stock acquired upon conversion of the preferred stock or exercise of the warrants, or received as payment for dividends on the preferred stock when they deem appropriate, we have filed with the Commission under the Securities Act a registration statement on Form SB-2, of which this prospectus forms a part, with respect to the resale of the shares of common stock by the selling stockholders from time to time on the OTC Bulletin Board or in privately-negotiated transactions.

     Information regarding beneficial ownership of our common stock by the selling stockholders as of July 10, 2001 follows. The table assumes that the selling stockholders sell all shares offered under this prospectus. We can make no assurance as to how many of the shares offered that the selling stockholders will in fact sell.

                                                            NUMBER OF SHARES
                                                           BENEFICIALLY OWNED        PERCENTAGE OF COMMON   NUMBER OF SHARES BEING
                                                                 (1)                       STOCK OWNED         OFFERED HEREBY (2)


     NAME OF SELLING STOCKHOLDER

The Shaar Fund, Ltd.(3)
c/o Krieger & Prager
39 Broadway, Suite 1440
New York, New York  10006                                      16,952,508                    63.80%               2,727,693

Augustine Fund, L.P.(4)
attn:  Tom Duszynski
141 W. Jackson Blvd., Ste. 2182
Chicago, Illinois  60604                                       13,299,779                    57.60%               1,818,462

Zakeni Limited(5)
c/o Soreq, Inc.
620 Wilson Avenue #501
Toronto, Ontario
Canada M3K 1Z3                                                  3,127,469                    22.65%                454,615


Levana Fund, N.V.(6)
attn:  Mr. Maxo Benalal
Riviera Palace
6 Rue de Genets
MC-98000 Monaco                                                 1,418,957                    11.56%                181,846

Dale N. Steen DDS IRA(7)
Bear Stearns Sec Corp Cust
816 Trailridge Drive
Louisville, CO  80027                                            219,814                      2.00%                 36,369

Barry Seidman(8)
P.O. Box 9813
16631 Avenida Molino Valejo
Rancho Santa Fe, CA  92067                                       526,949                      4.83%                236,400


(1) Represents the number of shares of our common stock owned by the selling stockholders as of July 10, 2001, plus an estimate of the aggregate number of shares of our common stock which the selling stockholders would be entitled to acquire upon conversion of the preferred stock, assuming a market price upon conversion of $0.112 per share, and upon exercise of the warrants. Based on this calculation, the selling stockholders currently beneficially own approximately 35,545,476 shares in the aggregate, but the actual number of shares which may be beneficially owned by them on any future date will depend on the aggregate principal amount of preferred stock then outstanding, the conversion price(s) on the date(s) preferred stock has been converted, and the number of shares of our common stock which have previously been sold by them pursuant to this registration statement. It should be noted that the Company does not currently have sufficient shares of common stock authorized to fully satisfy such conversion rights if the selling stockholders were to immediately exercise their conversion rights with respect to the outstanding preferred stock. The selling stockholders disclaim beneficial ownership of any shares to the extent such ownership would exceed 4.99% of all shares of common stock (including the shares beneficially owned).

(2) The registration statement of which this prospectus forms a part originally registered 5,455,385 shares of common stock. Based on information provided by the selling stockholders, as of July 10, 2001, the selling stockholders have received 3,308,664 shares in connection with the conversion of preferred stock and the payment of dividends accrued on the preferred stock, of which an unknown amount have subsequently been sold. As a result, the amounts in this column represent 5,455,385 shares of common stock, allocated to each selling stockholder in the same proportion as the number of shares of preferred stock originally owned by such selling stockholder bears to the total number of shares of preferred stock originally outstanding.

(3) Includes 15,521,978 shares of common stock which would be held upon conversion of the preferred stock and 150,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Shaar has converted 370 shares of preferred stock into 858,822 shares of common stock and has received 421,708 shares of common stock as payment for accrued dividends.

(4) Includes 12,087,912 shares of common stock which would be held upon conversion of the preferred stock and 100,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Augustine has converted 120 shares of preferred stock into 786,291 shares of common stock and has received 325,576 shares of common stock as payment for accrued dividends.

(5) Includes 2,884,615 shares of common stock which would be held upon conversion of the preferred stock and 25,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Zakeni has converted 40 shares of preferred stock into 140,896 shares of common stock and has received 76,958 shares of common stock as payment for accrued dividends.

(6) Includes 1,373,626 shares of common stock which would be held upon conversion of the preferred stock and 10,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Levana has not converted any shares of preferred stock, but has received 35,331 shares of common stock as payment for accrued dividends.

(7) Includes 68,681 shares of common stock which would be held upon conversion of the preferred stock and 2,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Dr. Steen has converted 15 shares of preferred stock into 143,695 shares of common stock, and has received 5,438 shares of common stock as payment for accrued dividends.

(8) Includes 13,000 shares that would be held upon exercise of the warrants. As of the date of this prospectus, Mr. Seidman has converted all of his 130 shares of preferred stock into 504,617 shares of preferred stock and has received 9,332 shares of common stock as payment for accrued dividends.

                              PLAN OF DISTRIBUTION

     Although we have not been advised of any selling stockholders' plans to do so, the selling stockholders may sell the shares from time to time in transactions in over-the-counter transactions reported on the OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. A selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

     Broker-dealers who act in connection with the sale of the shares may be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be underwriting discounts and commissions under the Securities Act.

     Any broker-dealer participating in transactions as agent may receive commissions from a selling stockholder and, if they act as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at a price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as a principal may resell the shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to or receive from the purchasers of the shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

                  -        the name of the broker-dealers;

                  -        the number of shares involved;

                  -        the price at which the shares are to be sold;

                  - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

                  - that broker-dealers did not conduct any investigation to verify the information in this prospectus, as supplemented; and

                  -        other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with the common stock for a period beginning when the person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and to the extent we and the selling stockholders are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.

     The selling stockholders will pay any commissions associated with the sale of the shares. The shares offered by this prospectus are being registered to comply with contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act, or, if the indemnity is unavailable, to contribute toward amounts required to be paid the liabilities.

                                  LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for us by Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215.

                                     EXPERTS

     The financial statements of Opticon Medical, Inc. as of December 31, 2000 and 1999, for the years then ended and for the period July 28, 1994 (inception) to December 31, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, and Virchow, Krause & Company, LLP (formerly known as Lund, Koehler, Cox & Arkema, LLP), independent certified public accountants, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

     The cumulative statements of operations, stockholders' equity (deficit), and cash flows for the period July 28, 1994 (inception) to December 31, 2000 include amounts for the period from July 28, 1994 (inception) to December 31, 1998, which were audited by Virchow, Krause & Company, LLP (formerly known as Lund, Koehler, Cox & Arkema, LLP), whose report has been furnished to KPMG LLP's opinion, insofar as it relates to the amounts included for the period July 28, 1994 through December 31, 1998 is based solely on the report of Virchow, Krause & Company, LLP (formerly known as Lund, Koehler, Cox & Arkema, LLP).

     The report of KPMG LLP covering the December 31, 2000, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

                  None.

                              FINANCIAL STATEMENTS

                              OPTICON MEDICAL, INC.
                        (FORMERLY IMMUNE RESPONSE, INC.)

                          INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS



Audited Financial Statements of Opticon Medical, Inc. (a development stage enterprise)

          Independent Auditors' Report ...............................................................................    F-2
          Balance Sheets, December 31, 2000 and 1999..................................................................    F-3
          Statements of Operations, Years ended December 31, 2000 and 1999 and the period
                            from July 28, 1994 (date of inception) to December 31, 2000...............................    F-4
          Statements of Stockholders' Equity (Deficit)
                            Years ended December 31, 2000 and 1999 and the period from July 28, 1994
                            (date of inception) to December 31, 2000..................................................    F-5
          Statements of Cash Flows, Years ended December 31, 2000 and 1998 and the
                            period from July 28, 1994 (date of inception) to December 31, 2000........................    F-6
          Notes to Financial Statements...............................................................................    F-7

Unaudited Financial Statements of Opticon Medical, Inc.

          Unaudited Balance Sheets March 31, 2001 and December 31, 2000...............................................   F-18
          Unaudited Statements of Operations for the Three Months ended March 31, 2001 and 2000, and the Period from July 28, 1994 (date of inception) to
                            March 31, 2001............................................................................   F-19
          Unaudited Statements of Cash Flows for the Three Months ended March 31, 2001 and 2000, and the Period from July 28, 1994 (date of inception) to
                            March 31, 2001............................................................................   F-20
          Notes to Unaudited Financial Statements - March 31, 2001....................................................   F-21

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Opticon Medical Inc.

We have audited the accompanying balance sheets of Opticon Medical Inc. (a development stage enterprise) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The cumulative statements of operations, stockholders' equity (deficit), and cash flows for the period July 28, 1994 (inception) to December 31, 2000 include amounts for the period from July 28, 1994 (inception) to December 31, 1998, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period July 28, 1994 through December 31, 1998 is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Opticon Medical Inc. (a development stage enterprise) as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended and for the period July 28, 1994 (inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(a) to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

/s/ KPMG LLP

Columbus, Ohio
February 16, 2001

                                                    OPTICON MEDICAL, INC.
                                               (A DEVELOPMENT STAGE ENTERPRISE)

                                                        Balance Sheets

                                                  December 31, 2000 and 1999

  ASSETS                                                                                                2000                1999
                                                                                                    -----------         -----------

Current assets:
    Cash and cash equivalents                                                                       $   804,474              13,736
    Investments                                                                                         394,244                --
    Deferred merger costs                                                                                  --                32,344
    Prepaid expenses                                                                                     13,991               1,031
                                                                                                    -----------         -----------

             Total current assets                                                                     1,212,709              47,111

Property and equipment, net                                                                              54,011              44,099
Intangibles, net of accumulated amortization of $81,316 in 2000
    and $69,700 in 1999                                                                                 116,184             127,801
Deposits                                                                                                  4,979               7,264
                                                                                                    -----------         -----------

             Total assets                                                                           $ 1,387,883             226,275
                                                                                                    ===========         ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Current portion of capital lease obligations                                                    $     1,432               4,644
    Note payable to Immune Response, Inc.                                                                  --               100,000
    Accounts payable                                                                                     69,079              43,273
    Dividends payable                                                                                    38,459                --
    Accrued professional fees                                                                            13,397                --
    Accrued compensation and related taxes                                                                 --               168,178
    Accrued liabilities due to related parties for consulting services                                     --                99,727
    Accrued interest to related parties                                                                    --                21,446
                                                                                                    -----------         -----------

             Total current liabilities                                                                  122,367             437,268

Capital lease obligations, net of current portion                                                         3,348                 480
                                                                                                    -----------         -----------

             Total liabilities                                                                          125,715             437,748

Stockholders' equity (deficit):
     Preferred stock, $.0001 par value, 1,000,000 shares authorized:
      Series A convertible preferred stock, 2,475 and 0 shares issued, and outstanding in 2000 and 1999; liquidation
        preference of $2,513,459                                                                      1,490,255                --
      Common stock, $.0001 par value, 25,000,000 shares authorized,
        8,698,464 and 5,513,974 shares issued and outstanding in
        2000 and 1999                                                                                       870                 553
      Additional paid-in capital                                                                      6,985,278           4,153,390
      Deficit accumulated during the development stage                                               (7,214,235)         (4,365,416)
                                                                                                    -----------         -----------

             Total stockholders' equity (deficit)                                                     1,262,168            (211,473)
                                                                                                    -----------         -----------

             Total liabilities and stockholders' equity (deficit)                                   $ 1,387,883             226,275
                                                                                                    ===========         ===========

See accompanying notes to financial statements.

                           OPTICON MEDICAL, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE)

                          Statements of Operations

           Years ended December 31, 2000 and 1999 and for the Period from July 28, 1994 (date of inception) to December 31, 2000

                                                                                                                    CUMULATIVE
                                                                                                                       FROM
                                                                                                                  JULY 28, 1994
                                                                                   FOR THE YEARS                 (INCEPTION) TO
                                                                                 ENDED DECEMBER 31,                DECEMBER 31,
                                                                              2000              1999                   2000
                                                                           -----------       -----------           -----------

Costs and expenses:
    General and administrative                                             $   773,799           550,382             2,603,055
    Research and development                                                   336,974           166,761             1,555,738
    Clinical and regulatory                                                    108,230            31,136             1,037,687
    Depreciation of property and equipment                                      32,982            29,991               167,356
    Amortization of intangible assets                                           11,616            11,615               162,311
                                                                           -----------       -----------           -----------

             Loss from operations                                           (1,263,601)         (789,885)           (5,526,147)
                                                                           -----------       -----------           -----------

    Other income (expense):
      Interest income                                                           80,038             4,621               130,973
      Interest expense                                                      (1,665,256)          (14,609)           (1,819,061)
                                                                           -----------       -----------           -----------

             Total other expense                                            (1,585,218)           (9,988)           (1,688,088)
                                                                           -----------       -----------           -----------

             Loss before income taxes                                       (2,848,819)         (799,873)           (7,214,235)

Provision for income taxes                                                        --                --                    --
                                                                           -----------       -----------           -----------

             Net loss                                                      $(2,848,819)         (799,873)           (7,214,235)
                                                                           ===========       ===========           ===========

             Preferred stock dividends                                         140,740              --                 140,740
                                                                           -----------       -----------           -----------

             Net loss attributable to
               common stockholders                                         $(2,989,559)         (799,873)           (7,354,975)
                                                                           ===========       ===========           ===========

             Basic and diluted net loss per common share                   $     (0.40)            (0.15)                (1.71)
                                                                           ===========       ===========           ===========

             Basic and diluted weighted average number of common
               shares                                                        7,441,612         5,385,077             4,293,656
                                                                           ===========       ===========           ===========

See accompanying notes to financial statements.

                              OPTICON MEDICAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  Statements of Stockholders' Equity (Deficit)
   For the Period from July 28, 1994 (Date of Inception) to December 31, 2000



                                                        PREFERRED STOCK
                                                     SERIES A CONVERTIBLE            COMMON STOCK            ADDITIONAL
                                                  --------------------------   --------------------------     PAID-IN
                                                     SHARES         AMOUNT        SHARES         AMOUNT       CAPITAL
                                                  -----------    -----------    -----------   -----------   -----------

Balance - July 28, 1994 (inception)                      --      $      --             --            --            --
    Issuance of shares to founder                        --             --        1,845,000           185       219,165
    Issuance of shares for services                      --             --           46,125             5         5,345
    Net loss                                             --             --             --            --            --
                                                  -----------    -----------    -----------   -----------   -----------

Balance - December 31, 1994                              --             --        1,891,125           190       224,510
    Issuance of shares at $1.00 per share                --             --          575,019            58       467,437
    Net loss                                             --             --             --            --            --
                                                  -----------    -----------    -----------   -----------   -----------

Balance - December 31, 1995                              --             --        2,466,144           248       691,947
    Issuance of shares at $1.00 per share                --             --          408,975            41       332,459
    Issuance of preferred stock
      at $1.50 per share, net of issuance costs          --             --          878,179            88     1,035,420
    Net loss                                             --             --             --            --            --
                                                  -----------    -----------    -----------   -----------   -----------

Balance - December 31, 1996                              --             --        3,753,298           377     2,059,826
    Conversion of debt at $.77 per share                 --             --          184,500            18       114,982
    Issuance of preferred stock
      at $1.50 per share, net of issuance costs          --             --          428,835            43       506,030
    Net loss                                             --             --             --            --            --
                                                  -----------    -----------    -----------   -----------   -----------

Balance - December 31, 1997                              --             --        4,366,633           438     2,680,838
    Issuance of warrants in connection
      with convertible debentures                        --             --             --            --          78,500
    Conversion of debt and accrued interest
      at $1.50 per share, net of issuance costs          --             --          716,841            72       869,095
    Net loss                                             --             --             --            --            --
                                                  -----------    -----------    -----------   -----------   -----------

Balance - December 31, 1998                              --             --        5,083,474           510     3,628,433
    Issuance of preferred stock
      at $1.50 per share                                 --             --          430,500            43       524,957
    Net loss                                             --             --             --            --            --
                                                  -----------    -----------    -----------   -----------   -----------

Balance - December 31, 1999                              --             --        5,513,974           553     4,153,390
    Issuance of shares in merger with
      Immune Response, Inc.                              --             --        1,983,526           198          (198)
    Assets acquired in merger with
      Immune Response, Inc., net of
      common stock issued as offering costs              --             --           67,500             6        98,618
    Beneficial conversion feature of
      convertible debentures                             --             --             --            --       1,613,013
    Warrants issued in connection with
      convertible debentures                             --             --             --            --         775,000
    Exchange of convertible debentures
      for convertible preferred stock                   3,000      1,806,369           --            --            --
    Exercise of stock options                            --             --           27,060             2        21,998
    Dividends paid in common stock                       --             --          116,404            12           (12)
    Dividends accrued                                    --             --             --            --         (38,459)
    Conversion of convertible preferred
      stock to common stock                              (525)      (316,114)       990,000            99       316,015
    Compensation related to equity
      instruments issued to non-employees                --             --             --            --          45,913
    Net loss                                             --             --             --            --            --
                                                  -----------    -----------    -----------   -----------   -----------

Balance - December 31, 2000                             2,475    $ 1,490,255      8,698,464   $       870     6,985,278
                                                  ===========    ===========    ===========   ===========   ===========


                                                       DEFICIT
                                                     ACCUMULATED
                                                      DURING THE
                                                     DEVELOPMENT
                                                        STAGE          TOTAL
                                                     -----------    -----------

Balance - July 28, 1994 (inception)                         --             --
    Issuance of shares to founder                           --          219,350
    Issuance of shares for services                         --            5,350
    Net loss                                              (5,350)        (5,350)
                                                     -----------    -----------

Balance - December 31, 1994                               (5,350)       219,350
    Issuance of shares at $1.00 per share                   --          467,495
    Net loss                                            (244,982)      (244,982)
                                                     -----------    -----------

Balance - December 31, 1995                             (250,332)       441,863
    Issuance of shares at $1.00 per share                   --          332,500
    Issuance of preferred stock
      at $1.50 per share, net of issuance costs             --        1,035,508
    Net loss                                            (770,440)      (770,440)
                                                     -----------    -----------

Balance - December 31, 1996                           (1,020,772)     1,039,431
    Conversion of debt at $.77 per share                    --          115,000
    Issuance of preferred stock
      at $1.50 per share, net of issuance costs             --          506,073
    Net loss                                          (1,382,547)    (1,382,547)
                                                     -----------    -----------

Balance - December 31, 1997                           (2,403,319)       277,957
    Issuance of warrants in connection
      with convertible debentures                           --           78,500
    Conversion of debt and accrued interest
      at $1.50 per share, net of issuance costs             --          869,167
    Net loss                                          (1,162,224)    (1,162,224)
                                                     -----------    -----------

Balance - December 31, 1998                           (3,565,543)        63,400
    Issuance of preferred stock
      at $1.50 per share                                    --          525,000
    Net loss                                            (799,873)      (799,873)
                                                     -----------    -----------

Balance - December 31, 1999                           (4,365,416)      (211,473)
    Issuance of shares in merger with
      Immune Response, Inc.                                 --             --
    Assets acquired in merger with
      Immune Response, Inc., net of
      common stock issued as offering costs                 --           98,624
    Beneficial conversion feature of
      convertible debentures                                --        1,613,013
    Warrants issued in connection with
      convertible debentures                                --          775,000
    Exchange of convertible debentures
      for convertible preferred stock                       --        1,806,369
    Exercise of stock options                               --           22,000
    Dividends paid in common stock                          --             --
    Dividends accrued                                       --          (38,459)
    Conversion of convertible preferred
      stock to common stock                                 --             --
    Compensation related to equity
      instruments issued to non-employees                   --           45,913
    Net loss                                          (2,848,819)    (2,848,819)
                                                     -----------    -----------

Balance - December 31, 2000                           (7,214,235)     1,262,168
                                                     ===========    ===========

See accompanying notes to the financial statements.

                              OPTICON MEDICAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            Statements of Cash Flows

              Years ended December 31, 2000 and 1999 and the Period
                     from July 28, 1994 (date of inception)
                              to December 31, 2000

                                                                                                                    CUMULATIVE
                                                                                                                       FROM
                                                                                                                   JULY 28, 1994
                                                                                     FOR THE YEARS                (INCEPTION) TO
                                                                                    ENDED DECEMBER 31,              DECEMBER 31,
                                                                                 2000              1999                 2000
                                                                             -----------       -----------          -----------

Cash flows from operating activities:
    Net loss                                                                 $(2,848,819)         (799,873)          (7,214,235)
    Adjustment to reconcile net loss to cash used in
      operating activities:
        Depreciation and amortization                                             44,598            41,607              329,668
        Loss on disposal                                                            --               1,345                1,345
        Amortization of original issuance discount                                34,104              --                112,604
        Beneficial conversion feature on convertible debt                      1,613,013              --              1,613,013
        Compensation expense related to equity
           instruments issued to non-employees                                    45,913              --                 45,913
        Changes in operating assets and liabilities:
           Prepaid expenses and other assets                                     (10,675)          (30,734)             (51,314)
           Accounts payable                                                       25,806           (18,305)             107,766
           Accrued liabilities                                                  (154,781)          135,808               74,437
           Accrued liabilities to related parties                               (121,173)           13,840              (50,559)
                                                                             -----------       -----------          -----------

               Cash used in operating activities                              (1,372,014)         (656,312)          (5,031,362)

Cash flows from investing activities:
    Purchases of property and equipment                                          (38,392)             --               (196,698)
    Purchases of investments                                                    (394,244)             --               (453,391)
                                                                             -----------       -----------          -----------

               Cash used in investing activities                                (432,636)             --               (650,089)

Cash flows from financing activities:
    Cash acquired in merger                                                       99,119                                 99,119
    Merger costs                                                                 (68,151)             --                (68,151)
    Proceeds from the issuance of Series A
      convertible preferred stock, net                                              --                --              1,541,581
    Proceeds from the issuance of Series B
      convertible preferred stock, net                                              --             525,000              520,000
    Proceeds from the issuance of common stock, net of issuance cost                --                --                805,345
    Proceeds from the issuance of note payable to Immune
      Response, Inc.                                                                --             100,000              100,000
    Proceeds from convertible debentures with warrants                         2,547,265              --              3,072,265
    Proceeds from convertible promissory note with
      warrants                                                                                        --                300,000
    Proceeds from long-term debt                                                                      --                115,000
    Net proceeds from exercise of stock options                                   22,000              --                 22,000
    Payments on capital lease obligations                                         (4,845)           (6,913)             (21,234)
                                                                             -----------       -----------          -----------

               Cash provided by financing activities                           2,595,388           618,087            6,485,925

Increase (decrease) in cash and cash equivalents                                 790,738           (38,225)             804,474

Cash and cash equivalents, beginning of period                                    13,736            51,961                 --
                                                                             -----------       -----------          -----------

Cash and cash equivalents, end of period                                     $   804,474            13,736              804,474
                                                                             ===========       ===========          ===========

SUPPLEMENTAL CASH FLOWS INFORMATION:
    Cash paid for interest                                                   $    33,581               769               38,273
                                                                             ===========       ===========          ===========
NONCASH INVESTING ACTIVITY:
    Equipment acquired through capital lease obligations                     $     4,500              --                 26,013
                                                                             ===========       ===========          ===========
NONCASH FINANCING ACTIVITIES:
    Cancellation of Immune Response, Inc. debt in merger                     $   100,000              --                100,000
                                                                             ===========       ===========          ===========
    Deferred issuance costs related to merger                                $    32,344              --                 32,344
                                                                             ===========       ===========          ===========
    Conversion of debt in exchange for common stock                          $      --                --                115,000
                                                                             ===========       ===========          ===========
    Issuance of warrants in connection with convertible debt                 $   775,000              --                775,000
                                                                             ===========       ===========          ===========
    Conversion of debt in exchange for stock                                 $ 2,547,265              --              3,421,432
                                                                             ===========       ===========          ===========
    Preferred dividends paid in common stock                                 $   102,281                                102,281
                                                                             ===========       ===========          ===========
    Issuance of common stock in exchange for intangibles                     $      --                --                219,350
                                                                             ===========       ===========          ===========
    Conversion of preferred stock into common stock                          $   316,114              --                316,114
                                                                             ===========       ===========          ===========

See accompanying notes to financial statements

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999



(1)             NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

                (a)        NATURE OF BUSINESS

                           Opticon Medical Inc. (the Company) was incorporated in Iowa on July 28, 1994 and is currently headquartered in Dublin, Ohio. The Company was formed to design, develop and market innovative, cost-effective disposable devices to manage and control the symptoms of urinary incontinence in adults. The Company plans to market its product in the United States and other world markets using multiple distribution channels.

                           The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses from operations. The Company intends to use the proceeds from 2000 financing activities, as well as proceeds from potential future debt or equity financing, to more fully establish its infrastructure and continue its research and development activities. There can be no assurance that the Company will be able to raise sufficient funds to fully establish its infrastructure and continue its research and development activities and continue to execute its business plans. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                (b)        CASH AND CASH EQUIVALENTS

                           Cash equivalents consist of overnight repurchase agreements with an initial term of less than three months. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                (c)        INVESTMENTS

                           The Company's investment securities are classified as held-to-maturity as of the balance sheet date and are reported at amortized cost. The Company's investment securities consist entirely of federal agency debt securities. All of these securities mature in March 2001.

                (d)        PROPERTY AND EQUIPMENT

                           Property and equipment are recorded at cost. Property and equipment under capital leases are stated at the present value of the minimum lease payments.

                           Depreciation on property and equipment is calculated using accelerated methods (primarily double declining balance) over the estimated useful lives of the assets ranging from three to seven years. Property and equipment held under capital leases and leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset and is included in depreciation. Maintenance, repairs and minor renewals are expensed when incurred.

                 (e)       RESEARCH AND DEVELOPMENT COSTS

                           Research and development costs are charged to expense when incurred.

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999


                (f)        INTANGIBLES

                           The Company's founder paid certain patent and intellectual property costs prior to incorporating the Company. The founder contributed this property in exchange for common stock valued at $219,350. These amounts were capitalized and are being amortized using the straight-line method over 17 years. Intellectual property consists of designs, concepts and inventions related to the Company's urinary product development.

                 (g)       USE OF ESTIMATES

                           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                (h)        FINANCIAL INSTRUMENTS

                           At December 31, 2000 and 1999, the financial statement carrying amounts of cash and cash equivalents, current assets, current liabilities and current notes payable approximated the fair value of these instruments because of the short-term maturity of these instruments.

                 (i)       INCOME TAXES

                           Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                (j) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

                           Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

                (k)        STOCK BASED COMPENSATION

                           The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock options issued to employees and members of the board of directors. As such, compensation expense would be recorded on the date of grant and

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999

                           amortized over the service period only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

                           The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counter-party's performance is complete or the date on which it is probable that performance will occur.

                (l)        NET LOSS PER COMMON SHARE

                           There are no differences in basic and diluted loss per share for all of the periods presented. The net loss per common share for all periods presented excludes the number of common shares issuable on exercise of outstanding stock options and warrants into the Company's common stock since such inclusion would be anitdilutive.

(2)             MERGER WITH IMMUNE RESPONSE, INC. AND OPTICON MEDICAL, INC.

                On December 9, 1999, Immune Response, Inc., a Colorado corporation ("Immune"), Opticon Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Immune ("Sub"), and Opticon Medical, Inc., an Iowa corporation ("Opticon Iowa"), entered into an Agreement and Plan of Reorganization (the "Merger Agreement"), providing for the merger of Opticon Iowa with and into Sub (the "Merger").

                The Merger Agreement was approved by Immune, acting as sole shareholder of Sub. The shareholders of Opticon Iowa approved and adopted the Merger Agreement at a special meeting held on January 28, 2000. The Merger became effective February 25, 2000. Through the Certificate of Merger, Sub changed its name to Opticon Medical, Inc.

                At the Effective Date of the Merger, each outstanding share of Common Stock, no par value, Series A Preferred Stock, no par value, and Series B Preferred Stock, no par value, of Opticon Iowa, totaling 4,482,906 shares (the "Opticon Iowa Stock") and held by approximately 88 shareholders, was converted into the right to receive 1.23 shares of common stock, $.0001 par value, of Immune (the "Immune Common Stock"), so that, in the aggregate, the holders of Opticon Iowa Stock would, on the Effective Date, hold 80% of the outstanding Immune Common Stock, on a fully diluted basis, and the then current shareholders of Immune would hold, in the aggregate, 20% of the outstanding Immune Common Stock on a fully diluted basis. No fractional shares were issued. All fractional shares of Immune Common Stock to which a holder of Opticon Iowa Stock would otherwise be entitled at the Effective Date were aggregated, and any fractional share resulting from such aggregation was rounded to the nearest whole. All shares issued pursuant to the Merger Agreement were issued pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Act"). In addition, notes outstanding between the two companies, totaling $100,000 were

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999


                cancelled in connection with the merger. The merger consideration was determined based upon arms-length negotiations between Immune and Opticon Iowa.

                The Merger Agreement provided that Immune assume Opticon Iowa's rights and obligations under all of Opticon Iowa's outstanding options and warrants and other purchase rights. As a result, on the Effective Date, the right of any holder of an outstanding option, warrant, or other purchase right, was converted into the right to receive the number of shares of Immune Common Stock as would have been issued or delivered to the holder if it had exercised the warrant or option and received the shares of Opticon Iowa Stock upon such exercise immediately prior to the effectiveness of the Merger. At the Effective Date, there were outstanding an aggregate of 1,968,517 Opticon Iowa options and warrants.

                In connection with the Merger, on January 20, 2000, Immune's shareholders approved a one-for-three reverse stock split and authorized 1,000,000 shares of preferred stock and an increase in the authorized capital stock to 26,000,000 shares. As a result, prior to the Effective Date, Immune had a total of 1,983,526 shares of Immune Common Stock issued and outstanding. In the Merger, 5,513,974 shares of Immune Common Stock were issued in exchange for the outstanding shares of Opticon Iowa Stock, causing Immune to have a total of 7,497,500 shares of Immune Common Stock issued and outstanding. If all of the Opticon Iowa options and warrants had been exercised, approximately another 2,421,276 shares of Immune Common Stock would have been issued.

                The transaction between Immune and Opticon Iowa was a business combination between an operating enterprise (Opticon Iowa) and a "shell company" (Immune), in which the shell company was the issuer of securities and the operating enterprise was determined to be the acquiring enterprise for financial reporting purposes. In this case, the business combination is being treated for financial reporting purposes as an issuance of securities by Opticon Iowa. Opticon Iowa has credited equity for the fair value of the tangible net assets of Immune (i.e., no goodwill or intangible assets were recognized in this transaction). Costs related to this transaction were charged directly to equity.

                In this filing and in future filings, the historical financial statements of Opticon Iowa (accounting acquirer) has and will be presented as the historical financial statements of the combined enterprise and the assets and liabilities of the Immune (legal acquirer) has and will be accounted for as required by the purchase method of accounting without regard to which enterprise is the surviving enterprise. The results of operations of Immune (legal acquirer) are included in the financial statements of the combined enterprise only from the date of acquisition. The equity of Opticon Iowa is presented as the equity of the combined enterprise; however, the capital stock account of Opticon Iowa has been adjusted to reflect the par value of the outstanding stock of Immune after giving effect to the number of shares issued in the business combination. The difference between the capital stock account of Opticon Iowa and the capital stock account of Immune has been recorded as an adjustment to additional paid-in capital of the combined enterprise. For periods prior to the business combination, the equity of the combined enterprise is the historical equity of Opticon Iowa prior to the merger retroactively restated to reflect the number of shares received in the business combination. The accumulated deficit of Opticon Iowa has been carried forward after the acquisition. Earnings (loss) per share for periods prior to the business combination have been restated to reflect the number of equivalent shares received by Opticon Iowa shareholders in the Merger.

                If the Merger had occurred as of January 1, 1999, the results for each period presented would have been as follows:

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999


                                     YEAR ENDED DECEMBER 31, 2000    YEAR ENDED DECEMBER 31, 1999
                                            (UNAUDITED)                    (UNAUDITED)

                Loss from operations          $ (1,332,000)                  $   (850,000)

                Net loss                      $ (1,486,000)                  $ (2,860,000)

                Loss per share                $      (0.17)                  $      (0.43)

                [Year ended December 31, 1999 includes $1,613,013 of interest expense resulting from a beneficial conversion charge described in Note 7(c).]

                On July 27, 2000, Immune merged into its wholly-owned subsidiary, Opticon Medical, Inc., a Delaware corporation (referred to herein as the "Company"). The merger was approved at the Annual Meeting of Shareholders and became effective upon the filing of certificates of merger with the Secretaries of State of Colorado and Delaware on July 27, 2000. At the effective date of the merger, each outstanding share of Immune Common Stock and each outstanding share of Immune Preferred Stock was converted automatically into one share of Company common stock, par value $0.0001 per share ("Company Common Stock"), and one share of Company Series A, 6% Convertible Preferred Stock, par value $0.0001 per share ("Company Preferred Stock"), respectively.

(3)             PROPERTY AND EQUIPMENT

                Property and equipment consisted of the following at December
                31:

                                                                                                2000              1999
                                                                                           --------------    ---------------

                Leasehold improvements (useful life of 3 years)                            $      35,198             35,198
                Tooling, fixtures and equipment (useful lives of 5-7 years)                      186,169            143,275
                                                                                           --------------    ---------------

                                Total                                                            221,367            178,473
                Less:  accumulated depreciation and amortization                                 167,356            134,374
                                                                                           --------------    ---------------

                                Property and equipment, net                                $      54,011             44,099
                                                                                           ==============    ===============


                Included in property and equipment is approximately $26,500 and $22,000 of equipment under capital leases at December 31, 2000 and 1999. Accumulated amortization on this equipment was approximately $22,000 and $18,000 at December 31, 2000 and 1999, respectively.

(4)             LEASES

                The Company has one operating lease having an initial noncancelable lease term in excess of one year for its principal office facility and has various other capital leases for property and equipment. The Company's operating lease requires annual base rent, including the Company's pro rata share of real estate taxes and operating expenses. Future minimum lease payments under the noncancelable leases are as follows:

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999

                                                                                                 CAPITAL           OPERATING
                                                                                                  LEASES            LEASES
                                                                                             --------------    ----------------
                Year ending December 31:
                2001                                                                         $     1,984        $        45,315
                2002                                                                               1,599                     -
                2003                                                                               1,599                     -
                2004                                                                               1,066                     -
                                                                                             --------------    ----------------

                                Total minimum lease payments                                       6,247        $       45,315
                                                                                             --------------    ================

                Less amount representing interest (at rate of 18.45%)                              1,467
                                                                                             --------------

                Present value of minimum lease payments                                            4,780
                Less current portion of capital lease obligations                                  1,432
                                                                                             --------------

                Capital lease obligations, less current portion                              $     3,348
                                                                                             ==============


                Total rent expense was $59,780 in 2000 and $58,997 in 1999.


(5)             NOTE PAYABLE TO IMMUNE RESPONSE

                On November 29, 1999, the Company executed a 8.5% note payable with Immune Response, Inc. On December 9, 1999, the Company entered into an Agreement and Plan of Reorganization, providing for the merger of the Company into Immune Response, Inc. (see
                Note 2). In connection with this merger, this Note was cancelled.

(6)             INCOME TAXES

                The Company has net operating loss carryforwards of approximately $6.1 million at December 31, 2000, which can be used to offset future taxable income. These net operating loss carryforwards, if not used, will expire in the years 2009-2020. The Company had a deferred tax asset of $2,200,000 and $1,504,000 at December 31, 2000 and 1999, respectively, that relates primarily to the aforementioned net operating losses. A valuation allowance equal to the full amount of the related deferred tax asset has been recorded due to the uncertainty of realization of the deferred tax asset.

                Under Sections 382 and 383 of the Internal Revenue Code (IRC) of 1986, as amended, the utilization of the net operating loss carryforwards may be limited under the change in stock ownership rules.

(7)             STOCKHOLDERS' EQUITY

                (a)        PRIVATE PLACEMENTS OF STOCK AND WARRANTS

                           During 1995 and 1996, the Company sold 614,994 shares of its common stock in a private placement for $0.813 per share and received net proceeds of $499,995. A second private placement of common stock was completed in 1996 for 369,000 shares of common stock for $0.813 per share and resulted in net proceeds of $300,000. In connection with the second private placement, the Company issued

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999


                           warrants to purchase 369,000 shares of common stock at $0.81. The warrants are exercisable for 10 years.

                           During 1996 and 1997, the Company sold 1,307,014 shares of Series A convertible preferred stock in a private offering for $1.22 per share and received net proceeds of $1,541,581. This preferred stock issuance has retroactively been reflected as common stock in the accompanying statements of stockholders' equity (deficit) to give effect to the merger with Immune Response, Inc. (see Note 2).

                           During 1998, the Company converted debt and accrued interest of $874,167 into 716,841 shares of Series B convertible preferred stock. In February, May and June 1999, the Company sold 430,500 shares of its Series B convertible preferred stock in a private placement for $1.22 per share, and received gross proceeds of $525,000. Concurrent with the issuance of the Series B preferred shares, the Company also issued five year warrants to purchase 73,800 shares of common stock of the Company at an exercise price of $1.63 per share. These preferred stock issuances have retroactively been reflected as common stock in the accompanying statements of stockholders' equity (deficit) to give effect to the merger with Immune Response, Inc. (see Note 2).

                (b)        CONVERSION OF DEBT

                           During 1994, the Company entered into a venture agreement which provided for a convertible loan of $115,000. The loan was converted into 184,500 shares of common stock in November 1997.

                           During January 1998, the Company approved the issuance of Series 1998 Convertible Debentures (the Debentures) of up to $750,000. The Debentures accrued interest at 10%, and were secured by substantially all of the assets of the Company. During 1998, the Company issued Debentures in the amount of $525,000 and issued detachable warrants to purchase an aggregate of 465,570 shares of common stock at an exercise price of $1.22 exercisable for ten years. The proceeds from the issuance of the Debentures and warrants were allocated between the Debentures and warrants based on the relative fair value of the two securities at the time of issuance. The resulting original issuance discount of $71,500 was amortized as interest expenses during the year ended December 31, 1998. The principal and accrued interest on the Debentures were converted into 465,570 shares of the Company's Series B convertible preferred stock in December 1998 at a conversion price of $1.22 per share.

                           During August 1998, a stockholder of the Company advanced the Company $300,000 pursuant to a convertible promissory note. The convertible promissory note accrued interest at 6%. The principal and four months' accrued interest on the loan were converted into 251,247 shares of the Company's Series B preferred stock in December 1998 at a conversion price of $1.22 per share. Concurrent with the issuance of the convertible promissory note, the Company also issued a ten year warrant to purchase 36,900 shares of common stock of the Company to the stockholder at an exercise price of $1.22 per share. The proceeds from the issuance of the convertible promissory note and warrants were allocated between the convertible promissory note and warrants based on the relative fair value of the two securities at the time of issuance. The resulting original issuance discount of $7,000 was amortized as interest expense during the year ended December 31, 1998.

                           During January 2000, the Company issued warrants to purchase 30,750 shares of common stock in connection with a bridge loan. These warrants are exercisable at price of $1.22 per share and expire in January 2010.

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999


                (c)        2000 SERIES A CONVERTIBLE PREFERRED STOCK

                           Immediately following the Merger (see Note 2), the Company entered into Securities Purchase Agreements with certain investors (the "Investors") whereby the Company agreed to sell, and the Investors to purchase $3 million in principal amount of 6% convertible debentures (the "Debentures") and warrants to purchase 300,000 shares of common stock (the "Warrants") at a price of $6.60 per share. At the option of the holder, the Debentures were convertible, either in whole or in part, into common shares, at any time, and from time to time, at a conversion price per share of common stock equal to the lesser of: (a) $4.50 or (b) 65% of the market price of common stock. Any principal amount of Debentures outstanding on the third anniversary of the issuance were automatically convertible into common stock at the conversion price unless the common stock issuable on such conversion would exceed 19.99% of the common stock outstanding on the mandatory conversion date, in which case the shareholders would have to approve the issuance of the common stock in excess of the 19.99% threshold. In the event of no shareholder approval, any unconverted portion of the Debentures were required to be redeemed for cash.

                           The Debentures were recorded at the amount of gross proceeds of $3 million, less the fair value of the Warrants, which were valued at $775,000. The calculated conversion price at February 25, 2000, the first available conversion date, was $2.93 per share. In accordance with the FASB's Emerging Issues Task Force Issue 98-5, the difference between this conversion price and the market price of $4.50 per share was reflected as additional interest expense of $1,613,013 in the Company's statement of operations for the year ended December 31, 2000.

                           On March 17, 2000, the Debentures were exchanged for 3,000 shares of Series A 6% Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock has identical terms and conditions to the Debentures, except that the holders of Preferred Stock are entitled to cumulative dividends rather than interest, payable quarterly in cash or common stock. At the time of conversion, the principal balance of the Debentures was $2,246,528. On the conversion date, the Company also netted the deferred debt issuance costs of $440,159, previously recorded as an asset, with the carrying value of the preferred stock. During the year ended December 31, 2000, the Company issued 116,404 shares of common stock as dividends on the Preferred Stock.

                           During the year ended December 31, 2000, 525
                           Preferred shares, with a carrying value of $316,114 were converted into 990,000 common shares.

                (d)        STOCK OPTION PLAN

                           Prior to 2000, the Company adopted an Incentive Stock Option Plan, pursuant to which options to acquire an aggregate of 1,000,000 shares of the Company's common stock may be granted at fair market value as determined by the Board of Directors. In addition, the Company adopted a Director Stock Option Plan, pursuant to which options to acquire an aggregate of 1,000,000 shares of the Company's common stock may be granted at fair market value as determined by the Board of Directors. Although options remain outstanding under these Plans, the Plans were superceded in connection with the Merger (see Note
                           2).

                           On July 27, 2000, the shareholders of the Company approved the adoption of the 2000 Stock Incentive Plan (the "2000 Plan"). The 2000 Plan is intended to increase incentive and to encourage stock ownership on the part of (1) employees of the Company and its affiliates, (2) consultants who provide

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999

                           significant services to the Company and its affiliates, and (3) directors of the Company who are employees of neither the Company nor any affiliate ("Non-employee Directors").

                           The 2000 Plan permits the granting of stock options and restricted stock awards (collectively, "Awards") to eligible participants. The total number of shares of Company Common Stock available for Awards to be granted under the 2000 Plan will consist of 1,500,000 shares. If an Award expires or is canceled without having been fully exercised or vested, the unvested or canceled shares generally will be available again for grants of Awards. In general, the options granted vest ranging from immediately to 3 years, and expire 5-10 years from the date of grant. As of December 31, 2000, 1,196,500 shares were eligible for Awards.

                           During 2000, the Company granted 38,500 options to non-employees in exchange for services for which the Company recognized approximately $18,000 in expense in the accompanying statement of operations. In August of 2000, the Company extended the life of 46,125 options for one year. In accordance with Financial Accounting Standards Board Interpretation No. 44, the Company recognized approximately $28,000 of expense in the accompanying statement of operations for the year ended December 31, 2000.

                           Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (Statement 123), the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999



                                                                                                                     CUMULATIVE
                                                                                                                     FROM JULY 28,
                                                                                                                         1994
                                                                            YEAR ENDED             YEAR ENDED      (INCEPTION ) TO
                                                                            DECEMBER 31,           DECEMBER 31,      DECEMBER 31,
                                                                               2000                   1999              2000
                                                                         ---------------           ------------    ---------------
                Net loss:
                       As reported                                       $   2,989,559               799,873         5,616,929
                       Pro forma                                             3,169,157               977,533         6,258,534

                Net loss attributable to common shareholders:
                       As reported                                       $      (0.40)                 (0.15)            (1.31)
                       Pro forma                                                (0.43)                 (0.18)            (1.46)


                           The fair value of options granted during 2000 and 1999 was $0.79 and $0.36, respectively. In determining the compensation cost of the options granted, as specified by Statement 123, the fair value of each option grant has been estimated on the date of grant using the following assumptions in 2000 and 1999, respectively: risk free interest rate of 5.5% for both years; expected life of options granted 5-10 years for both years; volatility of 205% and 0%; and expected dividend yield of 0% for both years.

                           Information regarding the Company's stock options is summarized below:

                                                                  2000                                   1999
                                                 ------------------------------------------   ---------------------------------
                                                                                 WEIGHTED                            WEIGHTED
                                                                                 AVERAGE                             AVERAGE
                                                                                 EXERCISE                            EXERCISE
                                                 OPTIONS                          PRICE       OPTIONS                 PRICE
                                                 -----------------        -----------------   -------------   -----------------
                     Outstanding at
                      Beginning of year                 1,445,196                 $ 0.91      1,395,996               $ 0.90
                     Granted                              303,500                 $ 0.83         49,200               $ 1.22
                     Forfeited                                  -                 $    -              -               $    -
                     Exercised                           (27,000)                 $ 0.81              -               $    -
                                                 -----------------                          -------------

                     Outstanding at
                       end of year                      1,721,696                 $ 0.90      1,445,196               $ 0.91
                                                 =================                          =============

                              OPTICON MEDICAL, INC.
                        (a development state enterprise)

                          Notes to Financial Statements

                           December 31, 2000 and 1999




                The following table summarizes information about the Company's stock options outstanding at December 31, 2000:

                                                               OPTIONS OUTSTANDING                        OPTIONS EXERCISEABLE
                                           ----------------------------------------------------------  ----------------------------
                                                                                   WEIGHTED AVERAGE
             RANGE OF EXERCISE                                   WEIGHTED AVERAGE     REMAINING                    WEIGHTED AVERAGE
                 PRICES                        NUMBER            EXERCISE PRICE    CONTRACTUAL LIFE     NUMBER      EXERCISE PRICE
             -------------                 -------------        -----------------  ----------------     ------      ---------------
              $0.16-0.31                        137,300               $0.30             $9.68             62,300         $0.28
              $0.89-$1.22                     1,584,396               $0.95              7.89          1,394,187         $0.93
                                           -------------                                              -----------
              $0.16-1.22                      1,721,696               $0.90              8.92          1,456,487         $0.92
                                           =============                                              ===========


(8)             RELATED PARTIES

                EMPLOYMENT AGREEMENTS -The Company has employment agreements with two of its officers. In February 1998, the agreements were amended whereby the officers elected to defer a portion of their annual compensation. The deferred amount accrued interest at 10% and was convertible into stock. At December 31, 1999, the Company had accrued deferred compensation totaling $164,000. The Company had also accrued $20,700 at December 31, 1999 in interest under these agreements, which is included in accrued interest due to related parties. During 2000, the Company settled all of these obligations in cash.

                CONSULTING AGREEMENTS - On November 1, 1997, the Company entered into a consulting agreement with a director, stockholder and the original founder of the Company. The agreement is for a four-year period and requires annual consulting fees of $110,000 for the first two years and $75,000 for the last two years of the agreement. The agreement includes a two-year non-compete provision. In addition, the Company also has a consulting agreement with a consulting company affiliated with a member of the Company's Board of Directors. The Company incurred costs of $43,800 in 2000 and $45,150 in 1999 under this agreement. Amounts due under both agreements are included in accrued liability due to related parties for consulting services in the accompanying balance sheets.

                                                                   OPTICON MEDICAL, INC.
                                                             (FORMERLY IMMUNE RESPONSE, INC.)
                                                             (A DEVELOPMENT STAGE ENTERPRISE)

                                                                      Balance Sheets


                                                                                          MARCH 31, 2001     DECEMBER 31, 2000
 ASSETS                                                                                     (UNAUDITED)
                                                                                          --------------       --------------

Current assets:
    Cash and cash equivalents                                                             $      908,122              804,474
    Investments                                                                                     --                394,244
    Prepaid expenses and other current assets                                                      9,836               13,991
                                                                                          --------------       --------------

               Total current assets                                                              917,958            1,212,709

    Property and equipment, net                                                                   43,360               54,011
    Intangibles, net of accumulated amortization of $84,220 in 2001
    and $81,316 in 2000                                                                          113,280              116,184
    Other assets                                                                                   4,979                4,979
                                                                                          --------------       --------------

               Total assets                                                               $    1,079,577            1,387,883
                                                                                          ==============       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Current portion of capital lease obligations                                          $          931                1,432
    Accounts payable                                                                              55,751               69,079
    Dividends payable                                                                             35,918               38,459
    Other accrued liabilities                                                                     26,023               13,397
                                                                                          --------------       --------------

               Total current liabilities                                                         118,623              122,367

Captial lease obligations, net of current portion                                                  3,102                3,348
                                                                                          --------------       --------------

               Total liabilities                                                                 121,725              125,715

Stockholders' equity (deficit):
    Preferred stock, $.0001 par value, 1,000,000 shares authorized:
      Series A convertible preferred stock, 3,000 shares authorized,
         2,355 and 2,475 shares issued and outstanding at March 31, 2001 and December 31, 2000, respecitively; liquidation
         preference of $2,390,918                                                              1,418,181            1,490,255
    Common stock, $.0001 par value, 25,000,000 shares authorized,
         9,843,217 shares issued and outstanding at March 31, 2001 and
         8,698,464 shares issued and outstanding at December 31, 2000                                985                  871
    Additional paid-in capital                                                                 7,060,058            6,985,277
    Deficit accumulated during the development stage                                          (7,521,372)          (7,214,235)
                                                                                          --------------       --------------

               Total stockholders' equity (deficit)                                              957,852            1,262,168
                                                                                          --------------       --------------

               Total liabilities and stockholders' equity (deficit)                       $    1,079,577            1,387,883
                                                                                          ==============       ==============

See accompanying notes to condensed financial statements.

                              OPTICON MEDICAL, INC.
                        (FORMERLY IMMUNE RESPONSE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            Statements of Operations
                                   (Unaudited)



                                                                                                                     CUMULATIVE
                                                                                                                        FROM
                                                                                                                    JULY 28, 1994
                                                                                        THREE MONTHS ENDED         (INCEPTION) TO
                                                                                             MARCH 31,                MARCH 31,
                                                                                       2001            2000             2001
                                                                                  --------------  --------------  --------------

Costs and expenses:
      Selling, general and administrative                                         $      165,724         222,859       2,768,779
      Research and development                                                           101,492          36,086       1,657,230
      Clinical and regulatory                                                             39,378            --         1,077,065
      Depreciation of property and equipment                                              10,653           7,498         178,009
      Amortization of intangible assets                                                    2,904           2,904         165,215
                                                                                  --------------  --------------  --------------

                         Loss from operations                                           (320,151)       (269,347)      5,846,298
                                                                                  --------------  --------------  --------------

      Other income (expense):
           Interest income                                                                14,226           9,545         145,199
           Interest expense                                                               (1,212)     (1,661,221)     (1,820,273)
                                                                                  --------------  --------------  --------------

                         Total other expense                                              13,014      (1,651,676)     (1,675,074)
                                                                                  --------------  --------------  --------------

                         Loss before income taxes                                       (307,137)     (1,921,023)     (7,521,372)

Income taxes                                                                                --              --              --
                                                                                  --------------  --------------  --------------

                         Net loss                                                 $     (307,137)     (1,921,023)     (7,521,372)
                                                                                  --------------  --------------  --------------

                         Preferred stock dividends                                $       35,918           7,000         176,658
                                                                                  --------------  --------------  --------------

                         Net loss attributable to
                              common stockholders                                 $     (343,055)     (1,928,023)     (7,698,030)
                                                                                  ==============  ==============  ==============

                         Loss per common share (basic and diluted)                $        (0.04)          (0.26)          (1.72)
                                                                                  ==============  ==============  ==============

                         Weighted average number of shares oustanding during
                              period (basic and diluted) retroactively restated
                              to reflect a merger                                      9,483,064       7,498,690       4,485,383
                                                                                  ==============  ==============  ==============

See accompanying notes to condensed financial statements.

                              OPTICON MEDICAL, INC
                        (FORMERLY IMMUNE RESPONSE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)


                            Statements of Cash Flows
                                   (Unaudited)


                                                                                                                  CUMULATIVE FROM
                                                                                                                    JULY 28, 1994
                                                                                    THREE MONTHS ENDED             (INCEPTION) TO
                                                                                         MARCH 31,                    MARCH 31,
                                                                                   2001            2000                 2001
                                                                              --------------  --------------      --------------


Cash used in operating activities                                             $     (289,849) $     (451,087)     $   (5,321,211)

Cash flows from investing activities:
      Purchases of property and equipment                                               --              --              (196,698)
      Maturities of investments                                                      394,244            --               394,244
      Purchases of investments                                                          --              --              (453,391)
                                                                              --------------  --------------      --------------

                         Cash provided by (used in) investing activities             394,244            --              (255,845)

Cash flows from financing activities:
      Cash acquired in merger                                                           --            99,119              99,119
      Merger costs                                                                      --           (47,696)            (68,151)
      Proceeds from issuance of  Series A
           convertible preferred stock, net                                             --              --             1,541,581
      Proceeds from issuance of  Series B
           convertible preferred stock, net                                             --              --               520,000
      Proceeds from issuance of common stock, net of issuance cost                      --              --               805,345
      Proceeds from the issuance of note payable to Immune
           Response, Inc.                                                               --              --               100,000
      Proceeds from convertible debentures with warrants                                --         2,547,265           3,072,265
      Proceeds from convertible promissory note with warrants                           --              --               300,000
      Proceeds from long-term debt                                                      --              --               115,000
      Net proceeds from exercise of stock options                                       --            22,000              22,000
      Payments on capital lease obligations                                             (747)         (2,284)            (21,981)
                                                                              --------------  --------------      --------------

                         Cash provided by (used in) financing activities                (747)      2,618,404           6,485,178

Increase in cash and cash equivalents                                                103,648       2,167,317             908,122

Cash and cash equivalents, beginning of period                                       804,474          13,736                --
                                                                              --------------  --------------      --------------

Cash and cash equivalents, end of period                                             908,122       2,181,053             908,122
                                                                              ==============  ==============      ==============

SUPPLEMENTAL CASH FLOWS INFORMATION:
      Cash paid for interest                                                  $        1,212          26,300              39,485
                                                                              ==============  ==============      ==============
NONCASH INVESTING ACTIVITY:
      Equipment acquired through capital lease obligations                    $         --              --                26,013
                                                                              ==============  ==============      ==============
NONCASH FINANCING ACTIVITIES:
      Cancellation of Immune Response, Inc. debt in merger                    $         --           100,000             100,000
                                                                              ==============  ==============      ==============
      Deferred issuance costs related to merger                               $         --            32,344              32,344
                                                                              ==============  ==============      ==============
      Conversion of debt in exchange for common stock                         $         --              --               115,000
                                                                              ==============  ==============      ==============
      Issuance of warrants in connection with convertible debt                $         --           775,000             775,000
                                                                              ==============  ==============      ==============
      Conversion of debt in exchange for stock                                $         --         2,547,265           3,421,432
                                                                              ==============  ==============      ==============
      Issuance of common stock in exchange for intangibles                    $         --              --               219,350
                                                                              ==============  ==============      ==============
      Conversion of preferred stock into common stock                         $       72,074            --               388,188
                                                                              ==============  ==============      ==============
      Preferred dividends paid in common stock                                $       38,459            --               140,740
                                                                              ==============  ==============      ==============

See accompanying notes to condensed financial statements.

                              OPTICON MEDICAL, INC.
                        (FORMERLY IMMUNE RESPONSE, INC.)

                          Notes to Financial Statements
                                   (Unaudited)

                                 March 31, 2001

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements of Opticon Medical, Inc. (formerly Immune Response, Inc.) (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 10(a) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. For further information, refer to the financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended December 31, 2000 as filed with the Securities and Exchange Commission.

NOTE 2 - LOSS PER SHARE

There is no difference in basic and diluted loss per share in any of the periods presented because the effect of all outstanding options and warrants would be anti-dilutive.

NOTE 3 - PREFERRED STOCK

During the quarter ended March 31, 2001, 120 shares of preferred stock, with a carrying value of $72,074 were converted into 983,163 shares of common stock.

                  YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS LISTED IN THIS PROSPECTUS ARE OFFERING TO SELL, AND ARE SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

                  NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE AND RESTRICTIONS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.



                              OPTICON MEDICAL, INC.



                        5,455,385 SHARES OF COMMON STOCK




                                   PROSPECTUS




                                  JULY 12, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation limits the liability of directors to stockholders for monetary damages for breach of a fiduciary duty except in the case of liability: (i) for any breach of their duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Certificate and Bylaws provide for the indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law, against all liability and expense (including attorney's fees) incurred by reason of the fact that the officer or director served in such capacity, or in a certain capacity for another entity at our request. Section 145 of the Delaware General Corporation Law provides generally for indemnification of directors against liability incurred as a result of actions, suits, or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests.

     Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Act") may be permitted to the directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne by the Registrant. The following table shows the amount of such expenses in connection with the sale and distribution of the shares being registered.

                   Item                                         Amount
                   ----                                         ------


Securities and Exchange Commission
  Registration Fee                                            $  2,612

Legal Fees and Expenses                                       $ 13,700

Accounting Fees and Expenses                                  $  4,000

Miscellaneous Expenses                                        $  2,325
                                                              --------

Total                                                         $ 22,637
                                                              ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In November 1999 (and prior to a subsequent one-for-three reverse stock split), we completed the private placement of 3,000,000 shares of common stock, which was offered on a best efforts basis to accredited investors. The gross proceeds from the private placement was $300,000 and were used for working capital. We claimed exemption from registration under Rule 506 of Regulation D of the Securities Act, and we restricted the sale of stock accordingly.

     In February 2000, following the effectiveness of the merger, we sold to the selling stockholders $3,000,000 in principal amount of 6% Redeemable Convertible Debentures, and warrants to purchase 300,000 shares of common stock, for an aggregate purchase price of $3,000,000. The debentures were subsequently exchanged for 3,000 shares of our Series A 6% Convertible Preferred Stock . The shares of preferred stock are entitled to cumulative dividends at the rate of 6% per annum. The warrants are exercisable at a price equal to $6.60 per share. The preferred stock is convertible from time to time at the option of the holder into shares of common stock at a conversion price equal to 65% of the average closing bid price of the common stock for the 5 business days prior to conversion. Both the preferred stock and the warrants have adjustment features to compensate for the dilutive issuance by us of common equity (or options, warrants or other rights convertible into or exercisable for common equity) while the preferred stock and warrants remain outstanding. We also entered into a Registration Rights Agreement pursuant to which we are filing this registration statement on Form SB-2 under the Securities Act for the resale by the selling stockholders of shares of common stock issuable on conversion of the preferred stock or exercise of the warrants, and we will incur substantial penalties if the registration statement is not declared effective within 180 days of the closing of the sale of the preferred stock and warrants. Our net proceeds from this transaction, after payment of fees and expenses, was approximately $2,547,265.

         In connection with the debentures, warrants, and shares of preferred stock, we claimed exemption from registration under Rule 506 of Regulation D of the Securities Act, and we restricted the sale of stock accordingly.

ITEM 27. EXHIBITS


        EXHIBIT
        NUMBER                                                            DESCRIPTION
        ------                                                            -----------

              2.1                   *                  Agreement and Plan of Reorganization, dated December 9, 1999, among Immune
                                                       Response, Inc., Opticon Medical, Inc., and Opticon Acquisition Corporation.

              2.2                   **                 Agreement and Plan of Reorganization, dated June 26, 2000, between Immune
                                                       Response, Inc. and Opticon Medical, Inc.

              3.1                   **                 Conformed Certificate of Incorporation of the Registrant.

              3.2                   **                 Amended and Restated Bylaws of the Registrant.

              4                     **                 Articles Fourth, Ninth and Tenth of the Registrant's Conformed Certificate of
                                                       Incorporation and Articles II, V, VI, VII and IX of the Registrant's Amended
                                                       and Restated Bylaws.

              5                     ***                Opinion of Porter, Wright, Morris & Arthur LLP

              10.1                  *                  Lease between Pharmacia & Upjohn Company, successor by merger to Adria
                                                       Laboratories, Inc., and Opticon Medical, Inc., dated August 20, 1998, for the lease of real property located at 7001 Post Road, Dublin, Ohio 43016.

              10.2                  *                  First Amendment to Lease Agreement between Pharmacia & Upjohn Company, successor by merger to Adria Laboratories, Inc., "Landlord," and Opticon
                                                       Medical, Inc., "Tenant," dated October 27, 1998.

              10.3                  *                  Employment Agreement, dated March 10, 1997, between Opticon Medical, Inc. and
                                                       William J. Post.

              10.4                  *                  Amendment to Employment Agreement, dated February 12, 1998, between Opticon
                                                       Medical, Inc. and William J. Post.

              10.5                  *                  Consulting Agreement, dated November 1, 1997, between Opticon Medical, Inc.
                                                       and Dr. Fouad A. Salama, M.D.


              10.6                  *                  Employee Stock Option Agreement, dated June 3, 1998, between Opticon Medical,
                                                       Inc. and William J. Post.

              10.7                  *                  Form of Director's Stock Option Agreement, dated May 30, 1997, between
                                                       Opticon Medical, Inc. and Ron Eibensteiner, Opticon Medical, Inc. and Walter
                                                       Sembrowich, and Opticon Medical, Inc. and David Lundquist.

              10.8                  *                  Employee Stock Option Agreement, dated July 26, 1997, between Medical Device
                                                       International, Inc. and F.A. Salama, M.D.

              10.9                  *                  Amendment to Employee Stock Opticon Agreement, dated November 1, 1997, between Opticon Medical, Inc. and Dr. Fouad A. Salama.

              10.10                 *                  Form of Securities Purchase Agreement between Immune Response, Inc. and the preferred stockholders.

              10.11                 *                  Form of Registration Rights Agreement between Immune Response, Inc. and the preferred stockholders.

              10.12                 ***                Form of Warrant issued by the Registrant to the preferred stockholders.

              10.13                 **                 Registrant's 2000 Stock Incentive Plan.

              10.14 (R)             ****               Manufacturing and Supply Agreement dated August 4, 2000 by and between the
                                                       Company and Medical Elastomer Development, Inc., an Ohio corporation.

              16.1                  ****               Letter from Davis & Co., CPA's, P.C., dated November 2, 1999, addressed to the Securities and Exchange Commission. (Previously filed as Exhibit 16.1 to
                                                       Registrant's Current Report on Form 8-K, dated November 2, 1999, Commission file no. 33-17922-C, and incorporated herein by reference.)

              16.2                  ****               Letter from Gelfond Hochstadt Pangburn, P.C., dated March 14, 2000, addressed to the Securities and Exchange Commission. (Previously filed as Exhibit 16.1 to Registrant's Current Report on Form 8-K, dated March 17, 2000, Commission file no. 33-17922-C, and incorporated herein by reference.)

              21                    *                  List of Subsidiaries

              23.1                                     Consent of KPMG LLP

              23.2                  ****               Consent of Porter, Wright, Morris & Arthur LLP.

              23.3                                     Consent of Virchow, Krause & Company, LLP (formerly known as Lund, Koehler,
                                                       Cox & Arkema, LLP.)

              24                    ***                Powers of Attorney


*             Previously filed with Registrant's Annual Report on Form 10-KSB, dated March 30, 2000, Commission file no. 33-17922-C, and incorporated herein by reference.

**            Previously filed with Registrant's Quarterly Report on Form 10-QSB, dated August 14, 2000, Commission file no.
              33-17922-C, and incorporated herein by reference.

***           Previously filed with Registrant's Registration Statement on Form SB-2, dated April 26, 2000, Registration file no.
              333-35644, and incorporated herein by reference.

****          Previously filed with this Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2, dated
              August 29, 2000, Registration file no. 333-35644, and incorporated herein by reference.

(R) Please note that certain confidential commercial information has been redacted from some of the exhibits to this Post-Effective Amendment No. 3 to Form SB-2 in order to preserve the confidentiality of such information. All of the confidential information which has been redacted is on file with the Securities and Exchange Commission. Exhibits to this Post-Effective Amendment No. 3 which have had confidential information redacted are indicated as follows on the exhibit list above: (**REDACTED**).

ITEM 28.  UNDERTAKINGS

          The undersigned hereby undertakes:

          A. Undertakings Regarding Amendments to this Prospectus and the Registration Statement

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. Undertaking in Respect of Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-effective Amendment No. 3 to Form SB-2 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on July 6, 2001.

                                OPTICON MEDICAL, INC.

                                By:   /s/ William J. Post
                                --------------------------------------
                                          William J. Post, President


                  Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:


                     SIGNATURE                             TITLE                                 DATE
                     ---------                             -----                                 ----

            /s/  William J. Post                    President, Director                    )  July 6, 2001
            ---------------------------------       (Principal Executive Officer)          )
                 William J. Post                                                           )
                                                                                           )
            *  David B. Bittner                     Chief Financial Officer,               )  July 6, 2001
            ---------------------------------       Treasurer (Principal Financial and     )
               David B. Bittner                     Accounting Officer)                    )
                                                                                           )
            *  Glenn D. Brunner                     Vice President, Product Development    )  July 6, 2001
            ---------------------------------                                              )
               Glenn D. Brunner                                                            )
                                                                                           )
            *  Walter L. Sembrowich, Ph.D.          Director                               )  July 6, 2001
            ---------------------------------                                              )
               Walter L. Sembrowich, Ph.D.                                                 )
                                                                                           )
            *  Ronald E. Eibensteiner               Director                               )  July 6, 2001
            ---------------------------------                                              )
               Ronald E. Eibensteiner                                                      )
                                                                                           )
            *  David Lundquist                      Director                               )  July 6, 2001
            ---------------------------------                                              )
               David Lundquist                                                             )
                                                                                           )
            *  Fouad A. Salama                      Director                               )  July 6, 2001
            ---------------------------------                                              )
               Fouad A. Salama                                                             )


By:         /s/ William J. Post
            ---------------------------------
            William J. Post
Attorney-in-fact for each of the persons indicated